As filed with the Securities and Exchange Commission on May 7, 1998
                                               Registration No. 333-48887

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               AMENDMENT NO. 1 TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             Superior Services, Inc.
             (Exact name of registrant as specified in its charter)
       Wisconsin                   4953                      39-1733405
       (State of       (Primary Standard Industrial       (I.R.S. Employer
    incorporation)      Classification Code Number)      Identification No.)

                      10150 West National Avenue, Suite 350
                           West Allis, Wisconsin 53227
                                 (414) 328-2800
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             _______________________

         Scott S. Cramer, Esq.                       copy to:
    Vice President, General Counsel           Steven R. Barth, Esq.
        and Assistant Secretary                  Foley & Lardner
        Superior Services, Inc.             777 East Wisconsin Avenue
      10150 West National Avenue,           Milwaukee, Wisconsin 53202
               Suite 350                          (414) 297-5662
      West Allis, Wisconsin 53227            Facsimile (414) 297-4900
             (414) 328-2800
        Facsimile (414) 328-2899

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             _______________________
        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this Form are offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box [_]
                             _______________________

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
   Securities Act of 1933, check the following box.   [X]
                             _______________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             SUPERIOR SERVICES, INC.

         Cross Reference Sheet Pursuant to Item 501(b) of Regulation S-K Showing the Location in the Prospectus of Information Required by Items in Form S-4

                                                  Caption or Location
           Pursuant to Item Number in Form S-4       in Prospectus

     1.  Forepart of the Registration Statement
         and Outside Front Cover Page of          Outside Front Cover
         Prospectus  . . . . . . . . . . . . . .  Page
     2.  Inside Front and Outside Back Cover      Inside Front Cover
         Pages of Prospectus . . . . . . . . . .  Page;
                                                    Back Cover Page
     3.  Risk Factors, Ratio of Earnings to
         Fixed Charges and Other Information . .  Risk Factors
     4.  Terms of the Transaction  . . . . . . .  *
     5.  Pro Forma Financial Information . . . .  *
     6.  Material Contracts with Company Being    *
         Acquired  . . . . . . . . . . . . . . .
     7.  Additional Information Required for
         Reoffering by Persons and Parties        *
         Deemed to be Underwriters . . . . . . .
     8.  Interests of Named Experts and Counsel   Validity of Securities;
                                                  Experts
     9.  Disclosure of Commission Position on
         Indemnification for Securities Act       Not Applicable
         Liabilities . . . . . . . . . . . . . .
    10.  Information with Respect to S-3          Incorporation of
         Registrants . . . . . . . . . . . . . .  certain
                                                  information by
                                                  reference
    11.  Incorporation of Certain Information by  Incorporation of
         Reference . . . . . . . . . . . . . . .  certain
                                                  information by
                                                  reference
    12.  Information with Respect to S-2 or S-3   Not Applicable
         Registrants . . . . . . . . . . . . . .
    13.  Incorporation of Certain Information by  Not Applicable
         Reference . . . . . . . . . . . . . . .
    14.  Information with Respect to Registrants
         Other Than S-3 or S-2 Registrants . . .  Not Applicable

    15.  Information with Respect to S-3          Not Applicable
         Companies . . . . . . . . . . . . . . .
    16.  Information with Respect to S-2 or S-3   Not Applicable
         Companies . . . . . . . . . . . . . . .
    17.  Information with Respect to Companies
         other than S-3 or S-2 Companies . . . .  Not Applicable
    18.  Information if Proxies, Consents or
         Authorizations are to be Solicited  . .  Not Applicable
    19.  Information if Proxies, Consents or
         Authorizations are not to be Solicited   Not Applicable
         or in an Exchange Offer . . . . . . . .
    _______________

     * Inapplicable in connection with the filing of this Registration Statement. Information, however, may be included in subsequent post-effective amendments filed under certain circumstances pursuant to General Instruction H of Form S-4 or in one or more prospectus supplements, filed pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended, or otherwise incorporated by reference from documents subsequently filed by the Company under the Securities Exchange Act of 1934, as amended.

   INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                                        Subject to Completion
                                                                  May 7, 1998

                                5,000,000 Shares

                                  Common Stock
                              ____________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
       THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              ____________________

        This Prospectus covers 5,000,000 shares of common stock, $.01 par value ("Common Stock"), which may be offered and issued by Superior Services, Inc. (the "Company") from time to time in connection with the acquisition, directly or indirectly, by the Company of various businesses or properties, or interests therein. It is expected that the terms of acquisitions involving the issuance of Common Stock covered by this Prospectus will be determined by direct negotiations with the owners or controlling persons of the businesses or properties to be merged with or acquired by the Company, and that the shares of Common Stock issued will be valued at prices reasonably related to market prices which are current either at the time a merger or acquisition is agreed upon or at or about the time of delivery of such shares. No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific mergers or acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The term "Common Stock" shall include the Common Stock Purchase Rights which are attached to and trade with all shares of Common Stock. See "Description of Capital Stock - Common Stock Purchase Rights."

        The Company will use this Prospectus only in connection with acquisitions by the Company pursuant to which the offering and issuance of Common Stock would be exempt from registration under the Securities Act, but for the possibility of integration under the Securities Act with other offers and issuances of Common Stock. For acquisitions that would have a material financial effect upon the Company as determined under the rules and regulations of the Securities and Exchange Commission, the Company will file either a post-effective amendment to the Registration Statement as to which this Prospectus is a part, or a report containing all the information specified by Form S-4 under the Securities Act which will be incorporated by reference into this Registration Statement, subsequent to such an acquisition that will contain all the financial and other information about the acquisition material to subsequent purchasers under the Registration Statement, including pro forma information about the surviving entity and historical financial information about the acquired business as determined under the rules and regulations of the Securities and Exchange Commission. The Company will follow the same procedure when an acquisition, aggregated with other acquisitions since the Company's most recent audited financial statements, would have a material effect upon the Company as determined under the rules and regulations of the Securities and Exchange Commission, even though such an acquisition, when taken alone, would not have a material effect. With respect to acquisitions by the Company where no exemptions from registration would be available under the Securities Act even if integration was not taken into account, regardless of the materiality to the Company of the acquisition as determined under the rules and regulations of the Securities and Exchange Commission, offerees will be furnished with a prospectus, filed as a post-effective amendment to the Registration Statement as to which this Prospectus is a part, containing all the information required by Form S-4 under the Securities Act.

        With the written consent of the Company, this Prospectus, as amended or supplemented if appropriate, has also been prepared for use by persons who have received or will receive, from the Company, Common Stock covered by this Prospectus in connection with acquisitions and who may wish to sell such stock under circumstances requiring or making desirable its use. See "Outstanding Securities Covered by this Prospectus" for information relating to resales pursuant to this Prospectus of shares of Common Stock issued under the Registration Statement.

        At April 30, 1998, the Company had 26,718,176 shares of Common Stock outstanding. The Company's Common Stock is traded on the Nasdaq National Market ("Nasdaq"). On April 30, 1998, the last sale price of the Common Stock on Nasdaq was $32.50 per share.

        All expenses of this offering will be paid by the Company.

        The term "Company" refers to Superior Services, Inc., a Wisconsin corporation and its subsidiaries, affiliates and predecessors, unless the context requires otherwise. The executive offices of the Company are located at 10150 West National Avenue, Suite 350, West Allis,
   Wisconsin  53227.  The telephone number is (414) 328-2800.

                  The date of this Prospectus is May __, 1998.

                               PROSPECTUS SUMMARY

        Unless the context indicates otherwise, references to the number of the Company's various facilities and other Company-specific statistical data set forth in this Prospectus are as of December 31, 1997.

                                     Company

        Superior Services, Inc. ("Superior" or the "Company") is an acquisition-oriented integrated solid waste services company providing solid waste collection, transfer, recycling and disposal services. As of December 31, 1997, the Company served over 465,000 residential, commercial and industrial customers in Wisconsin and in Alabama, Illinois, Iowa, Michigan, Minnesota, Missouri, Ohio, Pennsylvania and West Virginia.

        As of December 31, 1997, Superior owned and operated 14 landfills, including a greenfield landfill and a municipal solid waste landfill subject to a definitive purchase agreement, 29 solid waste collection operations, 14 recycling facilities and 10 transfer stations. The Company also manages four other landfills for third parties. The Company also provides other integrated waste services, most of which are project-based and a substantial number of which provide additional waste volumes to the Company's landfills.


        Superior's objective is to be one of the largest and most profitable fully integrated providers of solid waste collection and disposal services in each market it serves. The Company's strategy to achieve this objective is to (i) continue to expand its operations and customer base in its existing markets and to enter new markets through the acquisition of other solid waste operations; (ii) pursue internal growth opportunities in its current markets; and (iii) achieve continuing operating improvements in its business. Superior's principal strategy for future growth is through the acquisition of additional solid waste disposal, transfer and collection operations. The Company believes that its reputation, strategy, culture and financial strength make it an attractive buyer to acquisition candidates. The Company's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. The Company believes its growth and operating strategies will lead to sustainable growth in revenue and profitability. The Company is continually engaged in various stages of ongoing discussions and negotiations with potential acquisition candidates. The Company generally does not publicly announce specific potential or pending material acquisitions unless and until they are subject to a definitive purchase agreement or are otherwise completed.

        The Company is a Wisconsin corporation with its principal executive offices located at 10150 West National Avenue, Suite 350, West Allis, Wisconsin 53227, and its telephone number is (414) 328-2800.

                                    Offering

        This Prospectus relates to the offering and issuance from time to time by the Company of up to 5,000,000 shares of its Common Stock in connection with the acquisition, directly or indirectly, by the Company of various businesses or properties, or interests therein. See "Outstanding Securities Covered by this Prospectus."

                                  Risk Factors

        An investment in the shares of Common Stock offered hereby is subject to certain risks. See "Risk Factors."

                           Price Range of Common Stock

        The Company's Common Stock is traded on the Nasdaq National Market System under the symbol "SUPR." The high and low sales prices of the Common Stock since the Company's initial public offering in March 1996 are set forth under "Price Range of Common Stock."

                                 Dividend Policy

        The Company has never paid cash dividends on its Common Stock and has no present intention to pay cash dividends. See "Dividend Policy."

                Summary Consolidated Financial and Operating Data

        Selected consolidated statement of operations, balance sheet and other operating data of the Company for and at the end of certain periods is set forth in this Prospectus under "Selected Consolidated Financial and Operating Data." A further discussion and explanation of such data is set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operation."

                                    Business

        A further discussion of the Company's business; industry; strategy; operations; competition; property and equipment; employees; risk management, insurance and performance bonds; regulation; and legal proceedings are all set forth under "Business."

                                   Management

        Certain information regarding the directors, executive officers and key employees of the Company is set forth under "Management."

                          Description of Capital Stock

        Certain information regarding the capital stock of the Company is set forth under "Description of Capital Stock."

                Outstanding Securities Covered by This Prospectus

        Certain information relating to the securities covered by this Prospectus is set forth under "Outstanding Securities Covered by This Prospectus."

                                  RISK FACTORS

        In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus. Certain matters discussed or incorporated by reference in this Prospectus are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Company "believes," "anticipates," "expects" or words of similar import. Similarly, statements that describe the Company's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including particularly the risk factors described below, which may cause actual results to differ materially from those anticipated as of the date of this Prospectus. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included or incorporated by reference herein are only made as of the date of this Prospectus and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Readers are cautioned that the following important risk factors, in addition to those discussed elsewhere herein, could affect the future results of the Company and cause those results to differ materially from those expressed in such forward-looking statements.

        Ability to Manage Growth. Since the Company's March 1996 initial public offering through December 31, 1997, the Company has acquired 39 solid waste collection, transfer and disposal operations (including one greenfield landfill). A single acquisition transaction may involve the purchase of multiple business operations. As a result of the Company's past acquisitions and its potential additional future acquisitions, the Company has experienced, and may continue to experience, a period or periods of rapid growth and expansion which has placed, and could continue to place, additional demands on the Company's management, personnel, resources and management information systems. To support and continue this potential growth, the Company will need to continue to attract, train, motivate, retain and supervise its management and key employees. Any failure by the Company to manage its growth and potential additional future growth effectively would be likely to have an adverse effect on the Company's results of operations. Any failure to recruit appropriate additional personnel in an efficient manner and at a pace consistent with the Company's business growth could have an adverse effect on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Management."

        Availability and Integration of Acquisition Targets. Superior's strategy envisions that a substantial part of its future growth will result from acquiring and integrating additional solid waste collection, transfer and disposal operations. There can be no assurance that the Company will be able to continue to identify additional suitable acquisition candidates or, if identified, negotiate successfully their acquisition. If the Company is successful in identifying and negotiating additional suitable acquisitions, there can be no assurance that any debt or equity financing necessary to complete any of such acquisitions can be arranged on terms satisfactory to the Company or that any such financing will not significantly increase the Company's leverage or result in additional dilution to existing shareholders. See "Potential Inability to Finance the Company's Growth" below. Moreover, there can be no assurance that the Company will be able to continue to integrate successfully any acquired operations, or manage or improve the operating or administrative efficiencies or productivity of any acquired operations. As the Company continues to pursue acquisition opportunities in new market areas, the potential additional geographic expansion of the Company's operations resulting from the successful completion of some of those acquisition opportunities will make it more difficult for the Company to successfully and efficiently integrate such operations with the Company's existing operations. Similarly, the Company may not realize as many synergies and efficiencies from acquiring operations outside its existing market areas. Failure by the Company to implement successfully its acquisition strategy will limit, and may limit materially, the Company's growth potential and may adversely affect the Company's results of operations. See "Business-Strategy."

        The ongoing consolidation and integration activity in the solid waste industry, as well as the difficulties, uncertainties and expense relating to the development and permitting of solid waste landfills and transfer stations, has increased competition for the acquisition of existing solid waste collection, transfer and disposal operations. Increased competition for acquisition candidates has resulted, and may continue to result, in fewer attractive acquisition opportunities being made available to the Company, as well as less advantageous acquisition terms, including particularly increased purchase prices. These circumstances may increase acquisition costs to levels beyond the Company's financial capability or pricing parameters or which, as to acquisitions made by the Company, may have an adverse effect on the Company's results of operations. Several of the Company's competitors for acquisitions are larger, better known companies with greater resources than the Company. The Company also believes that a significant factor in its ability to consummate additional acquisitions will be the relative attractiveness of its Common Stock as an investment instrument to potential acquisition candidates. This attractiveness may, in large part, be dependent upon the relative market price and capital appreciation prospects of the Common Stock compared to the equity securities of the Company's competitors. See "Limited Public Trading History; Possible Stock Price Volatility" below and "Price Range of Common Stock."

        Restrictions on Landfill Expansion and Development. As its various landfills approach their respective allowed permitted disposal capacity, Superior will need to obtain permits to expand, obtain additional disposal capacity or dispose of its collected waste at landfills owned by others. The permitting process for landfill expansion and new development is lengthy, difficult, expensive and subject to substantial uncertainty.
   Even when granted, final permits are often not approved until an existing landfill's remaining disposal capacity is very low. There can be no assurance that the Company will be able to successfully add additional disposal capacity when needed or, if added, that such capacity can be added on satisfactory terms or at its landfills in markets where expansion and additional disposal capacity is most immediately needed. Failure to successfully add additional landfill capacity when and where needed could have a material adverse effect on the Company's results of operations and financial condition. See "Business-Regulation."

        Competition. The solid waste services industry is highly competitive, very fragmented and requires substantial labor and capital resources. Virtually all of the markets in which the Company competes or will likely compete in the near future are served by one or more of the large national solid waste companies, as well as numerous regional and local solid waste companies of varying sizes and resources. Intense competition exists not only to provide services to customers but also to acquire other operations within each market. The national solid waste companies and some of the large regional companies have significantly greater financial and other resources than the Company. From time to time, these or other competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal solid waste collection contract. These practices may either require the Company to reduce the pricing of its services or result in its loss of business. Historically, the Company has provided substantially all of its residential collection services under municipal contracts. As is generally the case in the industry, these contracts are subject to periodic competitive bidding. There can be no assurance that the Company will be the successful bidder in the competition to obtain or retain these contracts. The Company's inability to compete with larger and better capitalized companies, or to replace a significant number of municipal contracts lost through the competitive bidding process with comparable contracts or other revenue sources within a reasonable time period, could have a material adverse effect on the Company's results of operations. Also, as the Company continues to acquire other solid waste collection operations, there can be no assurance that the Company will be able to retain the customers of the acquired operations. The Company also competes, to a lesser extent, with certain municipalities that maintain their own solid waste disposal operations. These municipalities may have certain advantages over the Company in financing their operations due to the availability of tax revenues and tax-exempt financing. See "Business-Competition."

        Geographic Concentration. A substantial majority of the Company's operations and customers continue to be located in the Upper Midwest and, in particular, in Wisconsin. As a consequence, the Company's results of operations remain susceptible to downturns in the general economy in this geographic region. From the Company's March 1996 initial public offering through December 31, 1997, the Company has completed acquisitions of solid waste collection, transfer and disposal operations in five new states:
   Alabama, Missouri, Ohio, Pennsylvania and West Virginia; however, there can be no assurance that the Company will be able to complete a sufficient number of additional acquisitions in these new markets or in other markets to achieve a significant level of geographic diversification. Moreover, if the Company is successful in effecting business acquisitions outside of its current market areas, there can be no assurance that the Company will be able to successfully manage or fully realize operating efficiencies from such operations. See "Availability and Integration of Acquisition Targets" above and "Business-Strategy; Expansion Through Acquisitions."

        Commodity Risk Upon Resale of Recyclables. One of the components of the Company's business is providing recycling services to customers. The resale prices of, and demand for, recyclable waste products, particularly wastepaper, have been, and may continue to be, volatile and subject to changing market conditions. Accordingly, the Company's results of operations have been and will continue to be affected, and may be affected materially, by changing resale prices or demand for certain recyclable waste products, particularly wastepaper. These changes may also contribute to significant variability in the Company's period-to-period results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        Seasonality of Business. The Company's historical results of operations have tended to vary seasonally, with the first quarter of the year typically generating the least amount of revenues, with revenues higher in the second and third quarter, followed by a decline in the fourth quarter. This seasonality reflects the lower volume of waste generated and decreased revenues from project-based and other integrated waste services during the fall and winter months, as well as the operating difficulties experienced from the protracted periods of cold and inclement weather typically experienced during the winter in the Upper Midwest. Certain operating and other fixed costs have remained relatively constant throughout the calendar year, resulting in a similar seasonality of operating income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Seasonality."

        Potential Charges Related to Capitalized Expenditures. In accordance with generally accepted accounting principles, the Company capitalizes certain expenditures and advances directly associated with landfill expansion and development projects and pending acquisitions. Indirect costs, such as executive salaries, market development personnel salaries, general corporate overhead, public affairs and other corporate services, are expensed as incurred. The Company's policy is to charge against net income any unamortized capitalized expenditures and advances (net of any portion thereof that the Company estimates will be recoverable, through sale or otherwise) relating to any landfill that will be permanently closed, any pending acquisition that is not consummated and any landfill expansion or development project not completed successfully. The Company recognized charges against its net income in the year ended December 31, 1997 relating to a terminated acquisition attempt. There can be no assurance that the Company will not be required to incur additional charges in the future against its net income in accordance with this policy. Any such charges against net income, if significant, could have a material adverse effect on the Company's results of operations and possibly its financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-General."

        Potential Inability to Finance the Company's Growth. Superior anticipates that future business acquisitions will be financed principally through the issuance of Common Stock and/or the payment of cash, as well as through the assumption of debt of the acquired operations. To the extent that the Company's then available resources are insufficient to fund such cash requirements, the Company will require additional equity and/or debt financing in order to provide the cash to effect such acquisitions. There can be no assurance that the Company will have sufficient existing capital resources or will be able to raise sufficient additional capital resources on terms satisfactory to the Company, if at all, in order to meet any or all of the foregoing capital requirements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

        Use of Alternatives to Landfill Disposal/Waste Reduction Programs. Alternatives to landfill disposal, such as recycling, incineration and composting, are used throughout the United States. There also has been a trend at the state and local levels to mandate recycling and waste reduction at the source and to prohibit the disposal of certain types of wastes at landfills. Many states (including states in which the Company operates) have enacted laws that require counties to adopt comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting, recycling or other programs. Some states (including states in which the Company operates) have adopted legislation that prohibits the disposal of yard waste, tires and other items in landfills. These developments have resulted, and could continue to result, in a reduction in the volume of waste destined for landfills in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. Such effects could have a material adverse effect on the Company's results of operations. See "Business-Current Operations; Recycling Services" and "-Regulation; State and Local Regulations."

        Government Regulation. The Company is subject to extensive and evolving environmental laws and regulations which have become increasingly stringent in recent years as a result of greater public interest in protecting the environment. These laws and regulations affect the Company's business in many ways, including the ways set forth below and under "Business-Regulation," and will continue to impose substantial costs on the Company. The Company believes it is currently in compliance in all material respects with all currently applicable material regulations and except where any noncompliance would not have a material adverse effect on the Company's results of operations or financial condition. There can be no assurance that the Company will be able to remain in material compliance with all material applicable regulations. The Company may not be aware of current circumstances where it is not in material compliance with all material applicable regulations.

        In order to develop, operate and expand solid waste facilities, it is necessary to obtain and maintain in effect one or more licenses or permits, as well as zoning, environmental and/or other land use approvals. These licenses or permits and approvals are difficult and time consuming to obtain and renew and are frequently subject to opposition by various elected officials or citizens groups. See "Business-Legal Proceedings." There can be no assurance that the Company will be successful in obtaining and maintaining in effect the permits and approvals required for the successful operation and growth of its business, and the failure by the Company to obtain or maintain in effect a permit or approval significant to its business would have a material adverse effect on the Company's results of operations and financial condition.

        The design, operation and closure of landfills is extensively regulated. These regulations include, among others, the regulations ("Subtitle D Regulations") establishing minimum federal requirements adopted by the United States Environmental Protection Agency ("EPA") in October 1991 under Subtitle D of the Resource Conservation and Recovery Act of 1976 ("RCRA"). Most states maintain extensive landfill regulations which have been updated or replaced with new regulations consistent with, or more stringent than, the Subtitle D Regulations. Failure to comply with these regulations could require the Company to undertake investigatory or remedial activities, to curtail operations or to close a landfill temporarily or permanently. Future changes in these regulations may require the Company to modify, supplement or replace equipment or facilities at costs which may be substantial. The failure of regulatory agencies to enforce these regulations vigorously or consistently may give an advantage to competitors of the Company whose facilities do not comply with the Subtitle D Regulations or its state counterparts. The Company's ultimate financial obligations relating to any failure to comply with these regulations could have a material adverse effect on the Company's results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

        Companies in the solid waste services business, including the Company, are frequently subject in the normal course of business to judicial and administrative proceedings involving federal, state or local agencies or citizen groups. These citizens groups or governmental agencies may seek to impose fines or penalties on the Company or to revoke or deny renewal of the Company's operating permits or licenses for violations or alleged violations of environmental laws or regulations or require that the Company make expenditures to remediate potential environmental problems relating to waste disposed of or stored by the Company or its predecessors, or resulting from its or its predecessors' transportation and collection operations. The Company has been subject, and may continue to be subject, to actions brought by individuals or community groups in connection with the permitting or licensing of its operations, and alleged violation of such permits or licenses or other matters. Any adverse outcome in the types of proceedings described in this paragraph could have a material adverse effect on the Company's financial condition or results of operations and may subject the Company to adverse publicity. See "Potential Environmental Liability" below and "Business-Legal Proceedings."

        Potential Environmental Liability. The Company is subject to liability for any environmental damage that its solid waste facilities or hazardous waste transfer and temporary storage facility may cause to neighboring landowners, particularly as a result of the contamination of drinking water sources or soil, including damage resulting from conditions existing prior to the acquisition of such facilities by the Company. The Company may also be subject to liability for any off-site environmental contamination caused by pollutants or hazardous substances, the transportation, treatment or disposal of which was arranged by the Company or its predecessors. Any substantial liability for environmental damage incurred by the Company could have a material adverse effect on the Company's financial condition and results of operations. See "Business-Regulation."

        The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Superfund" or "CERCLA"), imposes strict, joint and several liability on the present owners and operators of facilities from which a release of hazardous substances into the environment has occurred, as well as any party that owned or operated the facility at the time of disposal of the hazardous substances regardless of when the hazardous substance was first detected. Similar liability is imposed upon the generators of waste which contains hazardous substances and upon hazardous substance transporters that select the treatment, storage or disposal site. All such persons, who are referred to as potentially responsible parties ("PRPs"), generally are jointly and severally liable for the expense of waste site investigation, waste site cleanup costs and natural resource damages, regardless of whether they exercised due care and complied with all relevant laws and regulations. These costs can be very substantial. Furthermore, such liability can be based upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA and is not limited to the disposal of "hazardous wastes," as statutorily defined. It is likely that hazardous substances have in the past come to be located in landfills with which the Company has been associated as an owner or operator. Moreover, the Comp-any's solid waste collection operations may have transported hazardous substances in the past and may do so inadvertently on occasion in the future. Additionally, the Company temporarily holds at its temporary storage facility and transports to third party disposal facilities certain types of hazardous wastes. If any of these sites or operations ever experience environmental problems, the Company could be subject to substantial liability which could have a material adverse effect on its financial condition and results of operations. See "Business-Regulation."

        With respect to each operation that Superior acquires, there may be liabilities that it fails or is unable to discover, including liabilities arising from noncompliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be legally responsible. Representations, warranties and indemnities from the sellers of such operations, if obtained and if legally enforceable, may not cover fully the resulting environmental liabilities due to their limited scope, amount or duration, the financial limitations of the warrantor or indemnitor or other reasons. Certain environmental liabilities, even though expressly not assumed by the Company, may nonetheless be imposed on the Company under certain legal theories of successor liability, including particularly under CERCLA. See "Business-Strategy; Expansion Through Acquisitions."

        Potential Inadequacy of Accruals For Closure and Post-Closure Costs. The Company has material financial obligations relating to closure and post-closure costs of the landfills it owns. There can be no assurance that the Company's ultimate financial obligations for actual closing or post-closing costs will not exceed the amount then accrued and reserved or amounts otherwise receivable pursuant to insurance policies or trust funds. Such a circumstance could have a material adverse effect on the Company's financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

        Potential Uninsured Risks and Performance Bonds. The Company's limited environmental impairment liability insurance does not cover liabilities associated with any environmental cleanup or remediation on the Company's own sites. As a result, an uninsured claim against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company's results of operations and financial condition. Any future difficulty in obtaining insurance could also impair the Company's ability to secure future contracts conditioned upon the contractor having adequate insurance coverage. See "Business-Risk Management, Insurance and Performance Bonds."

        Additionally, the Company carries only limited insurance coverage against general liability, personal injury and property damage which could result from the Company's business operations, including its collection and transportation operations. As a result, a number of uninsured claims against the Company, if successful and of sufficient magnitude, could have a material adverse effect on the Company's results of operations and financial condition. See "Management Discussion and Analysis of Financial Condition and Results of Operations."

        Municipal solid waste collection contracts typically require performance bonds or other means of financial assurance to secure contractual performance. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

        Dependence on Management. The Company is highly dependent upon the services of the members of its senior management team, the loss of any of whom may have an adverse effect on the Company. Other than a "key-man" life insurance policy on the life of its President and Chief Executive Officer, G. William Dietrich, the Company does not maintain key-man life insurance on any other executive officers. The Company has entered into employment agreements with Mr. Dietrich and certain other of its executive officers. See "Management-Directors, Executive Officers and Key Employees."

        Potential Anti-Takeover Provisions. Each currently outstanding share of Common Stock includes, and each newly issued share of Common Stock will include, one common share purchase right (a "Right"). The Rights are attached to and trade with the shares of Common Stock and are not exercisable until there occurs a "Distribution Date," as described and defined in the section of this Prospectus entitled "Description of Capital Stock-Common Stock Purchase Rights." Generally, a Distribution Date will occur when 15% or more of the Common Stock is acquired by a third party or 10 business days following the commencement of, or an announcement of an intention to make, a tender or exchange offer for at least 15% of the Common Stock. Upon a Distribution Date, the Rights will become exercisable and will allow the holders of Rights (other than the person or entity which caused the Distribution Date, whose Rights shall become void) to purchase, for half-price, shares of the Company's Common Stock or the stock of the acquiror.

        The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company without conditioning the offer on redemption of the Rights, amendment of the Rights to exclude the acquiror or on a substantial number of Rights being acquired. The Rights could have the effect of delaying, deferring or preventing a change in control, or the removal of the Board of Directors or existing management, of the Company. See "Description of Capital Stock-Certain Statutory and Other Provisions."

        The Company's Restated Articles of Incorporation ("Restated Articles") and Restated By-Laws contain provisions that, among other things, provide for staggered terms for members of the Company's Board of Directors, place certain restrictions on the removal of directors, authorize the Board of Directors to issue undesignated preferred stock in one or more series without shareholder approval, incorporate the limits of the Wisconsin Business Corporation Law ("WBCL") on certain types of business combinations, establish certain procedures to call a special meeting of shareholders, require advance notice for director nominations and certain other matters to be considered at meetings of shareholders and impose supermajority voting requirements on certain amendments to the Restated Articles and By-Laws. These provisions could have the effect of delaying, deferring or preventing a change in control, or the removal of the Board of Directors or existing management, of the Company. See "Description of Capital Stock-Certain Statutory and Other Provisions."

        The WBCL contains several statutory provisions which could also have the effect of discouraging non-negotiated takeover proposals for the Company or impeding a business combination between the Company and a major shareholder of the Company. Such provisions as they relate to the Company include (i) limiting the voting power of certain shares which are held by any person or persons acting as a group representing in excess of 20% of the Company's voting power to 10% of the full voting power of such excess shares; (ii) requiring a supermajority vote of shareholders, in addition to any vote otherwise required, to approve certain business combinations not meeting certain adequacy of price standards; (iii) prohibiting certain business combinations between the Company and a major shareholder for a period of three years, unless such acquisition has been approved by the Company's Board of Directors prior to the time such major shareholder became a 10% beneficial owner of shares or under certain other circumstances; and (iv) limiting certain actions which can be taken by the Company while a takeover offer for the Company is being made or after a takeover offer for the Company has been publicly announced. See "Description of Capital Stock-Certain Statutory and Other Provisions."

        Possible Stock Price Volatility. The market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the future earnings of the Company or other companies in the solid waste and environmental services industries, conditions in the economy or overall market in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the solid waste industry.

        Subsequent Share Issuances; Shares Eligible for Future Sale. No prediction can be made as to the effect, if any, of the offer and sale of additional shares of Common Stock, or the availability of additional shares for sale, or the market price of the Common Stock prevailing from time to time. Nevertheless, issuances of substantial amounts of newly issued shares of Common Stock in the public market or to effect business acquisitions could cause dilution to existing shareholders and could adversely affect the prevailing market price of the Common Stock and the future ability of the Company to raise equity capital or issue its Common Stock to effect business acquisitions. Similarly, sales of substantial amounts of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock.

        On June 20, 1996, the Company filed a Registration Statement with the Securities and Exchange Commission covering 2,500,000 shares of its Common Stock to be issued by the Company from time to time in connection with its acquisition of operations or properties. On May 30, 1997, the Company filed a combined new Registration Statement and post-effective amendment to its existing registration statement which, among other things, increased the number of shares issuable thereunder to effect business acquisitions from 2,500,000 to 5,000,000 ("Combined Registration Statement"). As of April 30, 1998, approximately 197,964 shares remaining eligible for issuance under the Combined Registration Statement were subject to issuance to complete acquisitions of additional solid waste collection, transfer and disposal operations under either preliminary, non-binding letters of intent or definitive purchase agreements. In addition, as of April 30, 1998, approximately 230,346 shares of Common Stock covered by this Registration Statement were subject to issuance under preliminary non-binding letters of intent, but will not be issued unless and until this Registration Statement is declared effective under the Securities Act. Shares issued under the Combined Registration Statement, as well as this Registration Statement, will generally be eligible for public sale under the federal securities laws immediately after issuance. On August 7, 1997, the Company filed a registration statement with the Securities and Exchange Commission covering 5,000,000 shares of its Common Stock which may be issued by the Company from time to time in connection with capital-raising transactions. On September 12, 1997, the Company sold to the public 4,403,500 of such 5,000,000 shares. All of such shares are eligible for public resale.


        No Dividends. The Company has never paid, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's revolving credit facility prohibits the payment of cash dividends on its Common Stock. It is the Company's intention to retain earnings to finance the expansion of its business. See "Dividend Policy."

                           PRICE RANGE OF COMMON STOCK

        The Company's Common Stock is traded on Nasdaq under the symbol "SUPR." The following table sets forth the range of high and low sale prices for the Common Stock for the period from March 8, 1996, the date of the Company's initial public offering, through May 5, 1998.

                                                   High           Low
         1996
    First Quarter (from March 8, 1996)  . . .    $15.00          $12.75
    Second Quarter  . . . . . . . . . . . . .     19.00           12.75
    Third Quarter . . . . . . . . . . . . . .     17.75           13.25
    Fourth Quarter  . . . . . . . . . . . . .     20.50           15.50

         1997
    First Quarter . . . . . . . . . . . . . .     24.00           17.50
    Second Quarter  . . . . . . . . . . . . .     23.75           20.13
    Third Quarter . . . . . . . . . . . . . .     29.00           22.75
    Fourth Quarter  . . . . . . . . . . . . .     29.50           20.88

         1998
    First Quarter   . . . . . . . . . . . . .     31.88           24.69
    Second Quarter (through May 5, 1998)  . .     33.25           28.50


        On May 5, 1998, the last sale price of the Common Stock as reported by the Nasdaq was $33.25 per share. See "Description of Capital Stock" in the accompanying Prospectus for additional information regarding the Company's Common Stock.

                                 DIVIDEND POLICY

        The Company has never paid cash dividends on its Common Stock and has no present intention to pay cash dividends. In addition, the Company's revolving credit facility prohibits the payment of cash dividends on its Common Stock. It is the Company's intention to retain earnings to finance the expansion of its business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table presents selected consolidated statement of operations, balance sheet and other operating data of the Company for the periods presented. The following selected financial and operating data were derived from the Company's consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors. The selected consolidated financial data below should be read in conjunction with the Company's audited consolidated financial statements and notes thereto incorporated by reference in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All financial data for 1995, 1996, and 1997 have been restated and give retroactive effect to reflect the Company's June 27, 1997 merger with Resource Recovery Transfer & Transportation, Inc. ("R2T2") in a transaction accounted for as a pooling of interests. Periods prior to 1995 have not been restated to include the accounts and operation of R2T2 as combined results are not materially different from the results as previously presented.

                                                                         Years ended December 31,
                                                         1993          1994         1995          1996          1997
                                                                  (in thousands, except per share data)
    Statement of Operations Data:
      Revenues  . . . . . . . . . . . . . . . . . .      $67,304     $ 76,297      $ 96,175      $117,121     $177,833
      Cost of operations  . . . . . . . . . . . . .       39,262       46,417        49,897        60,593       97,187
      Selling, general and administrative expenses.       12,106       15,054        16,561        18,677       25,132
      Merger costs  . . . . . . . . . . . . . . . .         -            -             -             -           1,035
      Depreciation and amortization . . . . . . . .        6,180        9,488        13,357        16,767       23,861
                                                         -------      -------      --------       -------      -------
      Operating income from continuing operations .        9,756        5,338        16,360        21,084       30,618
      Interest expense  . . . . . . . . . . . . . .       (1,531)      (2,245)       (2,853)         (859)      (1,277)
      Other income  . . . . . . . . . . . . . . . .          228           27           290           478        1,120
                                                         -------      -------      --------       -------      -------
      Income from continuing operations
       before income taxes  . . . . . . . . . . . .        8,453        3,120        13,797        20,703       30,461
      Income taxes  . . . . . . . . . . . . . . . .        3,343        1,389         5,733         8,540       12,706
                                                         -------      -------      --------       -------      -------
      Income from continuing operations . . . . . .        5,110        1,731         8,064        12,163       17,755
      Income (loss) from discontinued
       operations, net of income tax(1) . . . . . .           56       (5,735)         (329)         -            -
                                                         -------      -------      --------       -------      -------
      Net income (loss) . . . . . . . . . . . . . .      $ 5,166     $ (4,004)     $  7,735       $12,163      $17,755
                                                         =======     ========      ========       =======      =======
      Earnings (loss) per share:
       Basic  . . . . . . . . . . . . . . . . . . .      $  0.43     $ ( 0.30)     $   0.52      $   0.68     $   0.87
                                                         =======     ========      ========       =======      =======
       Diluted  . . . . . . . . . . . . . . . . . .      $  0.42     $ ( 0.30)     $   0.51      $   0.67     $   0.85
                                                         =======     ========      ========       =======      =======
    Operating Data:
     Net cash provided by operating activities  . .     $  8,970     $ 10,428      $ 27,117      $ 30,902     $ 36,161
     Net cash used in investing activities  . . . .      (24,378)     (20,954)       (9,558)      (37,601)    (131,697)
     Net cash provided by (used in) financing . . .       17,459        9,538       (17,207)       20,177      119,092
     EBITDA(2)  . . . . . . . . . . . . . . . . . .       15,936       14,826        29,717        37,851       54,479
     EBITDA margin(3) . . . . . . . . . . . . . . .         23.7%        19.4%         30.9%         32.3%        30.6%

                                                                         Years ended December 31,
                                                         1993          1994         1995          1996          1997
                                                                            (in thousands)
    Balance Sheet Data:
      Cash and cash equivalents . . . . . . . . . .     $  3,022     $  2,034      $  3,101      $ 16,579     $ 40,135
      Working capital . . . . . . . . . . . . . . .        8,906       12,818         5,403        15,825       44,501
      Property and equipment, net . . . . . . . . .       76,546       80,592        88,409       115,691      210,969
      Total assets  . . . . . . . . . . . . . . . .      116,398      126,785       132,503       190,026      366,992
      Long-term debt, net of current maturities . .       27,388       35,794        20,168         4,907        3,282
      Total common shareholders' investment . . . .       32,922       29,331        38,798       107,045      259,409

   _______________
   (1)  Includes losses on disposition of discontinued operations, net of income taxes of $5,042,000 and $329,000 for 1994 and
        1995, respectively.
   (2)  EBITDA is defined as operating income from continuing operations plus depreciation and amortization.  EBITDA should not be considered an alternative to (i) operating income or net income (as determined in accordance with generally accepted accounting principles ("GAAP")) as an indicator of the Company's operating performance or (ii) cash flows from operating activities (as determined in accordance with GAAP) as a measure of operating performance or liquidity.  However, the
        Company has included EBITDA data (which are not a measure of financial performance under GAAP) because it understands that such data are commonly used by certain investors to evaluate a company's performance in the solid waste industry.
        Furthermore, the Company believes that EBITDA data are relevant to an understanding of the Company's performance because they reflect the Company's ability to generate cash flows sufficient to satisfy its debt service, capital expenditure and working capital requirements.  The Company therefore interprets the trends that EBITDA depicts as one measure of the
        Company's operating performance.  However, funds depicted by the EBITDA measure may not be available for debt service, capital expenditures or working capital due to legal or functional requirements to conserve funds or other commitments or uncertainties.  EBITDA, as measured by the Company, might not be comparable to similarly titled measures reported by other companies.  Therefore, in evaluating EBITDA data, investors should consider, among other factors: the non-GAAP nature of EBITDA data; actual cash flows; the actual availability of funds for debt service, capital expenditures and working capital; and the comparability of the Company's EBITDA data to similarly titled measures reported by other companies.
   (3)  EBITDA margin represents EBITDA expressed as a percentage of revenues for the indicated period.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the Company's consolidated financial statements and notes thereto incorporated by reference herein.

   Results of Operations

        General

        As of December 31, 1997, the Company provided solid waste collection, transfer, recycling and disposal services to over 465,000 residential, commercial and industrial customers in Wisconsin and in Alabama, Illinois, Iowa, Michigan, Minnesota, Missouri, Ohio, Pennsylvania and West Virginia. As of December 31, 1997, Superior owned and operated 14 landfills, including a greenfield landfill and a municipal solid waste landfill subject to a definitive purchase agreement, 29 solid waste collection operations, 14 recycling facilities and 10 solid waste transfer stations. The Company also manages four landfills for third parties. The Company also provides other integrated waste services, most of which are project-based and provide additional waste volumes to the Company's landfills.

        As described more fully below, revenues for the periods presented were comprised of fees received for the following services:

                                           Years ended December 31,
                                            1995      1996     1997

    Collection  . . . . . . . . . . . .       46%      45%     52%

    Third party disposal  . . . . . . .       19       24      21

    Recycling . . . . . . . . . . . . .       14       12      11

    Other integrated waste services . .       21       19      16
                                             ---      ---     ---
                                             100%     100%    100%
                                             ===      ===     ===

   The percentage of revenue obtained from collection services increased to 52% in 1997 compared to 45% in 1996 due to a greater portion of revenue being generated from collection operations acquired. The Company believes that future operations acquired will continue the trend in its revenue mix away from recycling and other integrated waste services and towards solid waste collection and disposal.

        The Company's solid waste collection operations earn revenues from fees collected from commercial and industrial collection and transfer
   stations and residential customers.   The Company derives a substantial
   portion of its collection revenues from commercial and industrial customers. Commercial and industrial waste streams generally help improve the Company's operating efficiencies and provide additional volume for the Company's landfills. Commercial and industrial contracts typically have terms of one to three years and are individually negotiated. Residential collection services are typically provided on a contract basis in which the Company contracts with a municipal authority to collect the solid waste of all or a portion of the residential homes in a specified community. These contracts, which are usually competitively bid, generally have terms of one to three years and provide consistent cash flow during the term of the contract since the Company is paid regularly by the municipality or its residents based on a specified fixed rate per household. The Company also provides residential collection services on a subscription basis, whereby the Company contracts directly with individual households. Residential subscription customers are billed in advance and provide the Company with a stable source of revenues and an efficient means to utilize the Company's resources, particularly its collection equipment, manpower and management information systems.

        As part of its collection operations, the Company's transfer stations receive solid waste collected primarily by its various collection operations, compact the waste and transfer the waste to larger Company-owned vehicles for transport to landfills. This procedure reduces the Company's costs by improving its utilization of collection personnel and equipment.

        The Company currently operates recycling facilities as part of its collection and transfer operations at which it processes, sorts and recycles paper products, certain plastics, glass, aluminum and tin cans and certain other items. The Company's recycling facilities earn revenues from the collection, processing and resale of recycled waste products, particularly recycled wastepaper. The Company attempts to resell recycled waste products in the most commercially reasonable manner practicable and to pass on contractually a portion of the commodity pricing risk to its commercial and industrial clients. The Company has a wastepaper purchase agreement effective through April 2000 with a national paper company pursuant to which the paper company purchases certain grades of recyclable wastepaper from the Company at above-market prices, subject to certain minimum floor resale pricing assurances. Under the terms of this agreement, the Company has the ability to sell up to all, but not less than 50%, of its supply of certain grades of recyclable wastepaper to such company. The Company believes this agreement helps mitigate some of the variability associated with the resale of its collected and recyclable wastepaper.

        The Company's owned solid waste landfills earn revenues from disposal fees (known as "tipping fees") charged to third parties. The Company's landfills receive solid waste from its own collection companies and transfer stations, as well as from independent collection operators. In 1997, approximately 65% of the solid waste collected by the Company was delivered for disposal at its own landfills compared to 81% in 1996.
   Solid waste collection and transfer services accounted for approximately 52% of the Company's revenues for 1997, including revenues from disposal services provided to customers of the Company's collection and transfer units, compared to approximately 45% in 1996. These trends reflect the impact of the Company's acquisition of collection operations during the year, some of which are located in service areas where the Company does not, as yet, have its own landfill or transfer station. Tipping fees earned by the Company's landfills from its own collection operations are considered intercompany revenues, and are eliminated from the Company's consolidated disposal revenues. The Company earns management fees from its management of third party landfills.

        The Company's prices for its solid waste services are typically determined by the volume, weight and type of waste collected, treatment requirements, risks involved in handling, recycling or disposing of waste, frequency of collection, cost of disposal or recycling, distance to final disposal sites, amount and type of equipment furnished to the customer and prices charged for similar service by competitors. The Company's ability to pass on cost increases is sometimes limited by the terms of its contracts. Long-term solid waste collection contracts typically contain a formula, generally based on published price indices, for automatic adjustment of fees to cover increases in some, but not all, operating costs.

        Revenues from the Company's hazardous waste management services are included within the percentage of revenues from other integrated waste services referenced in the table above and alone represented less than 2% of the Company's revenues in 1997 compared to less than 4% in 1996. Although the Company may under certain conditions from time to time acquire additional operations which focus on providing other integrated waste services, including hazardous waste services, the Company expects this trend to continue as it pursues its strategy of acquiring solid waste operations.

        Operating expenses for the Company's collection operations include direct labor, fuel, equipment maintenance and tipping fees paid to third-party landfills. Operating expenses for the Company's landfill operations include labor, equipment costs, legal and administrative costs of ongoing environmental compliance, royalties to former owners, site maintenance and accruals for future closure and post-closure maintenance costs.

        Engineering, legal, permitting, construction and other costs directly associated with expansions of existing landfills or development of new landfills, together with associated interest, are capitalized. The Company also capitalizes certain expenditures related to pending acquisitions. Indirect project development costs, such as executive and corporate overhead, salaries of market development personnel, public relations and other corporate services, are expensed as incurred. The Company's policy is to charge against net income any unamortized capitalized expenditures and advances (net of any portion that the Company estimates will be recoverable, through sale or otherwise) relating to any landfill that is permanently closed, any pending acquisition that is not consummated and any landfill expansion or development project that is not completed. At December 31, 1997, the Company had recorded $59.4 million of capitalized costs in connection with its landfill expansions and developments at its current sites, including $15.7 million for its seven currently pending permit applications and $43.7 million for the purchase of land and development rights for potential future development sites. As of December 31, 1997, the Company's largest single capitalized expenditure was $16.0 million for the purchase of land and development rights for future expansion adjacent to an existing landfill.

        The Company accrues the estimated landfill closure and post-closure maintenance costs expected to be incurred upon and subsequent to the closing of existing operating landfill areas ratably as the permitted airspace is consumed during any given period. The Company also has material financial obligations relating to closure and post closure costs or remediation of disposal facilities it operates or for which it is or may become responsible. The Company's estimates of these costs are stated in current dollars and are not discounted to present value. The Company believes it has accrued adequately for its landfill closure and post-closure costs. See "Liquidity and Capital Resources" below.

        Selling, general and administrative expenses ("SG&A") include management salaries, clerical and administrative overhead, costs associated with the Company's sales force, and community relations expense.

        Upon receipt of necessary operating permits, capitalized landfill costs are amortized based on utilization of available airspace under the units-of-production method. Successful permitting of additional landfill disposal capacity improves the Company's profitability by extending the time period over which the Company may amortize the capitalized costs of the expanded landfill. Property and equipment is depreciated over the estimated useful life of the assets using the straight line method.

        Other income and expense is comprised primarily of direct costs associated with unsuccessful acquisition activities as well as interest income and gains and losses on sales of equipment and certain other charges against net income.

        To date, inflation has not had a significant impact on the Company's operations.

   Comparative Information

        1997 vs. 1996

        Revenues. Revenues increased approximately $60.7 million, or 51.8%, to $177.8 million in 1997 from $117.1 million in 1996 due primarily to the impact of operations acquired which were accounted for under the purchase method of accounting. During 1997, the Company acquired or merged with 26 businesses with expected annualized revenues of approximately $75 million. The Company expects its revenues and income from operations to increase in 1998 in comparison to those reported historically due to the inclusion of a full year of revenue and income in 1998 from these acquired businesses, as well as a result of its ongoing acquisition program. The increase in revenue was also due, to a much lesser extent, to increases in volumes of wastes collected and disposed at the Company's landfills. Internal growth from sales activities increased approximately 5% over 1996, exclusive of the impact of an increase in recyclable commodity prices which caused an approximately 1% increase in total revenues compared to the previous year. Daily disposal volume at the Company's landfills rose to an average of approximately 10,100 tons per day in 1997 compared to an average of 7,200 tons per day in 1996. The higher landfill volume was predominantly the result of waste received at disposal sites acquired, as well as increased volumes of special waste streams from the Company's project-driven other integrated waste services. The Company expects to continue to increase disposal volumes in 1998 due primarily to the inclusion of a full year of disposal income from landfills acquired during 1997 and continued internal sales growth activities.

        Cost of Operations. Cost of operations increased $36.6 million, or 60.4%, for 1997 compared to 1996. As a percentage of revenues, cost of operations increased to 54.7% from 51.7% in 1996. The increase in cost of operations as a percentage of revenues was due to the higher relative percentage of non-integrated collection revenues from businesses acquired resulting in a lower overall percentage of waste collected by the Company which is disposed of at its own facilities and a higher relative percentage of business recognized from collection operations (which typically have higher costs of operations as a percentage of revenues than disposal operations). Changes in this trend are dependent on the timing and mix of potential future business acquisitions, the ability to internalize waste streams from new and planned transfer stations, and the seasonality of the Company's operations. See "Seasonality." The increase in the dollar amount of cost of operations was primarily attributable to the costs of collecting and disposing of the increased volumes of wastes received from services provided to new customers, including the operation of new businesses acquired.

   Selling, General and Administrative Expense ("SG&A")

        SG&A increased $6.5 million, or 34.6%, for 1997 compared to 1996. As a percentage of revenues, SG&A decreased to 14.1% in 1997 from 16.0% in 1996. The percentage decline in SG&A was primarily due to the significant increase in revenues acquired without a need to correspondingly increase SG&A support functions, particularly at the home office. This trend is expected to continue in 1998 as the Company continues to pursue further SG&A efficiencies. While SG&A decreased as a percentage of revenues, the actual dollars increased primarily due to increased costs for personnel necessary to support service to new customers, including those associated with the operations acquired and increased expenditures for 6 additional market development personnel.

   Depreciation and Amortization

        Property and equipment costs are depreciated using the straight-line method over 20 years or the life of the lease for buildings or leasehold improvements, and over 5 to 10 years for vehicles and equipment. Landfill costs are amortized using the units-of-production method, which is calculated using the total units of airspace filled during the year in relation to total estimated permitted airspace capacity. Goodwill is amortized over 15 to 25 year periods. Covenants not to compete are amortized over 3 to 10 year periods. The Company believes its depreciation and amortization accounting policies and practices are consistent with industry practice.

        Depreciation and amortization increased $7.1 million, or 42.3%, for 1997 compared to 1996 primarily as a result of increased depreciation costs of the additional assets and businesses acquired, increased landfill depletion costs, and increased goodwill amortization as a result of acquisitions completed during 1997. As a percentage of revenues, depreciation and amortization decreased to 13.4% in 1997 compared to 14.3% in 1996 reflecting the change in revenue mix towards collection operations which typically reflect lower depreciation as a percentage of revenue. Changes in this trend are dependent on the timing and mix of potential future business acquisitions and the seasonality of the Company's operations. See "Seasonality."

        Interest Expense. Gross interest expense (exclusive of interest income) increased $418,000, or 48.7%, for 1997 compared to 1996. The lower interest expense in 1996 was due to the application of a portion of the net proceeds from the Company's March 1996 initial public offering to repay indebtedness. Indebtedness was also repaid in 1997 through the use of proceeds from the 4,403,500 shares offered and sold to the public by the Company on September 12, 1997 (the "1997 Public Offering"), but this occurred much later in the year resulting in more interest expense than had been incurred than in 1996. Interest expense as a percentage of revenues was 0.7% in both 1997 and 1996. Interest of $950,000 was capitalized during 1997 related to landfills under development.

        Income Taxes. The Company's effective tax rate increased to 41.7% for 1997 compared to 41.3% in 1996. The increase in the effective tax rate in 1997 is due to the non-deductible amortization of intangibles related to businesses acquired.

        1996 vs. 1995

        Revenues. Revenues increased approximately $20.9 million, or 21.8%, to $117.1 million in 1996 from $96.2 million in 1995. This increase was attributable primarily to a 63.2% increase in volumes of wastes disposed at the Company's landfills. Revenues for 1996 compared to 1995 increased $10.6 million from the impact of operations acquired. These increases were achieved despite a decrease of $3.8 million in revenues from recyclable waste paper sales for 1996 compared to 1995. Daily disposal volume at the Company's landfills rose to an average of approximately 7,200 tons per day in 1996 compared to an average of almost 4,500 tons per day in 1995. The higher landfill volume was the result of increased volumes received from a disposal contract for a customer's Milwaukee collection operations, increased volumes of special waste streams from the Company's project-driven other integrated waste services, increased third party disposal volume and higher solid waste volumes from its collection operations.

        Cost of operations increased $10.7 million, or 21.4%, for 1996 compared to 1995. As a percentage of revenues in 1996, cost of operations improved to 51.7% from 51.9% in 1995. The decrease in cost of operations as a percentage of revenues resulted primarily from cost efficiencies generated from vertical expansions at two of the Company's landfills. The increase in the dollar amount of cost of operations was primarily attributable to the costs of collecting and disposing of the increased volumes of wastes received from additional projects and services provided to new customers, including the operation of new operations acquired.

        SG&A. SG&A increased $2.1 million, or 12.8%, for 1996 compared to 1995. As a percentage of revenues, SG&A decreased to 16.0% in 1996 from 17.2% in 1995. The percentage decline in SG&A was due to the significant increase in disposal revenues without a need to correspondingly increase SG&A support functions. While SG&A decreased as a percentage of revenues, the actual dollars increased primarily due to increased costs for personnel necessary to support the Company's acquisition program and to service new customers, including those associated with the operations acquired.

        Depreciation and Amortization. Depreciation and amortization increased $3.4 million, or 25.5%, for 1996 compared to 1995, primarily as a result of increased landfill depletion costs and increased depreciation costs of the additional assets and operations acquired. As a percentage of revenues, depreciation and amortization increased to 14.3% in 1996 compared to 13.9% in 1995, reflecting the increase in disposal revenue as a percentage of total revenue which resulted in additional depletion costs, and also the depreciation and amortization of the additional assets of operations acquired.

        Interest Expense. Interest expense decreased $2.0 million, or 69.9%, for 1996 compared to 1995. Interest expense as a percentage of revenues was 0.7% in 1996 compared to 3.0% in 1995. The reduction in interest expense was due to the application of a portion of the net proceeds from the Company's March 1996 initial public offering to repay indebtedness. Additionally, the Company benefitted from a lower overall interest rate on outstanding borrowings in 1996 as a result of the successful renegotiation of its revolving credit facility in December 1995.

   Liquidity and Capital Resources

        On August 7, 1997, the Company filed a Form S-3 "Shelf" Registration statement with the Securities and Exchange Commission to register 5,000,000 shares of common stock of which 4,403,500 shares were sold in September 1997 at a price of $28.00 per share. The $116.7 million of net proceeds to the Company from this offering after deduction of underwriting discounts and commissions and other offering expenses were used to reduce outstanding debt by $51.7 million. The remainder of the net proceeds have been and will continue to be used for potential future acquisitions, capital expenditures, and working capital. The Company's balance sheet at December 31, 1997 reflected approximately $40.1 million in cash and cash equivalents compared to $16.6 million at December 31, 1996. Pending specific application, the Company has invested the unused proceeds in short-term interest bearing securities.

        At December 31, 1997, the Company had no outstanding borrowings and approximately $2.3 million in letters of credit outstanding under its $110 million revolving credit facility. Outstanding long-term indebtedness at December 31, 1997 consists primarily of equipment loan facilities. At December 31, 1997, the ratio of the Company's long-term debt to total capitalization was 1.25% compared to 4.4% at December 31, 1996. The reduction was attributable to the use of the net proceeds from the 1997 Public Offering and net cash flow from operations applied to further reduce outstanding indebtedness.


        The Company's principal strategy for future growth is through the acquisition of additional solid waste disposal and collection operations. The cash required to fund any future acquisitions will likely be provided from one or more of the following sources: existing cash balances, cash flow from operations and/or borrowings under the Company's revolving credit facility. During 1997, the Company acquired 23 businesses, including four operational landfills, which were accounted for as purchases. Consideration for these acquisitions was $104.9 million in cash (net of cash acquired), $6.1 million in future payments or notes payable, and 384,893 shares of Common Stock. Although there can be no assurance that the Company will be able to successfully continue its acquisition program as the same pace as in 1997, the Company intends to fund any such future acquisitions through the use of cash, capital stock, assumption of indebtedness, future royalties and/or contingent payments. The cash required to fund any future acquisitions will likely be provided from one or more of the following sources: existing cash balances, cash flow from operations and/or borrowings under the Company's revolving credit facility. Substantially all of the $110 million facility was available at December 31, 1997. The revolving credit facility requires the Company to maintain certain financial ratios and satisfy other requirements, including a prohibition on the payment of cash dividends. Availability under this facility is based on the Company's liquidity, cash flow and leverage. Interest is payable monthly based on the agent bank's base rate or quarterly based on a Eurodollar borrowing rate, depending upon how advances are drawn, plus a margin. The facility matures in March 2002.

        Capital expenditures for 1998 currently are expected to be approximately $38 million compared to $26.9 million in 1997. These amounts are primarily allocated to continued spending for landfill expansions. The Company intends to fund future capital expenditures principally through internally generated funds and equipment lease financing. In addition, the Company also anticipates that it may require substantial additional capital expenditures to facilitate its growth strategy of acquiring additional landfill disposal operations. If the Company is successful in acquiring additional landfill disposal operations, the Company may also be required to make significant expenditures to bring any such newly acquired disposal facilities into compliance with applicable regulatory requirements, obtain permits for any such newly acquired disposal facilities or expand the available disposal capacity at any such newly acquired disposal facilities. The amount of these expenditures cannot be currently determined since they will depend on the nature and extent of any acquired landfill disposal facilities, the condition of any facilities acquired and the permitting status of any acquired sites. In the past, the Company has been able to obtain other types of financing arrangements, such as equipment lease financing, to fund its various capital requirements. The Company believes it can readily access such additional sources of financing as necessary to facilitate the Company's growth.

        The Company also has material financial obligations relating to closure and post-closure costs or remediation of disposal facilities it operations or for which it is or may become responsible. While the precise amounts of these future obligations cannot be determined, at December 31, 1997, the Company estimated the total costs (on a current dollar as opposed to a discounted present value basis) to be approximately $85 million for final closure of its operating facilities and post-closure monitoring costs pursuant to applicable regulations (generally for a term of 30 to 40 years after final closure), as well as ongoing remediation.
   At December 31, 1997, the Company had accrued $38.3 million for such projected costs The Company will provide additional accruals based on engineering estimates of consumption of permitted landfill airspace over the useful lives of its landfills.

   Seasonality

        The Company's historical results of operations tend to vary seasonally, with the first quarter of the year typically generating the least amount of revenues, and with revenues higher in the second and third quarters, followed by a decline in the fourth quarter. This seasonality reflects the lower volume of waste, as well as decreased revenues from project-based and other integrated waste services during the fall and winter months, as well as the operating difficulties experienced during the protracted periods of cold and inclement weather typically experienced during the winter in the Upper Midwest. Certain operating and other fixed costs remain relatively constant throughout the calendar year, resulting in a similar seasonality of operating income.

   Year 2000 Initiative

        The Company has determined that it will need to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the year 2000 and beyond. The Company also has initiated discussions with its significant suppliers and financial institutions to ensure that those parties have appropriate plans to remediate Year 2000 issues where their systems interface with the Company's systems or otherwise impact its operations. The Company is assessing the extent to which its operations are vulnerable should those organizations fail to properly remediate their computer systems.

        The Company's comprehensive Year 2000 initiative is being managed by a team of internal staff. The team's activities are designed to ensure that there is no adverse effect on the Company's core business operations and that transactions with customers, suppliers and financial institutions are fully supported. While the Company believes its planning efforts are adequate to address its Year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company's systems and operations rely will be converted on a timely basis and will not have a material effect on the Company. The Company currently estimates that it will cost approximately $250,000 and that will take approximately 18 months for the Company to fully execute its Year 2000 initiative. [Based on the Company's initial assessments,] the cost of Year 2000 initiatives is not expected to be material to the Company's results of operations or financial position.

                                    BUSINESS

   Introduction

        Superior is an acquisition-oriented integrated solid waste services company providing solid waste collection, transfer, recycling and disposal services. As of December 31, 1997, the Company served over 465,000 residential, commercial and industrial customers in Wisconsin and in Alabama, Illinois, Iowa, Michigan, Minnesota, Missouri, Ohio, Pennsylvania and West Virginia. As of December 31, 1997, the Company owned and operated 14 landfills, including a greenfield landfill and a municipal solid waste landfill subject to a definitive purchase agreement, 29 solid waste collection operations, 14 recycling facilities and 10 transfer stations. The Company also manages four other landfills. The Company also provides other integrated waste services, most of which are project-based and a substantial number of which provide additional waste volumes to the Company's landfills.

   Industry Overview

        In recent years, the solid waste collection and disposal industry has undergone significant consolidation and integration. The Company believes that this consolidation and integration has been caused primarily by four factors: (i) increasingly stringent environmental regulation and enforcement resulting in increased capital requirements; (ii) the inability of many smaller operators to achieve the economies of scale necessary to compete effectively with large integrated solid waste service providers; (iii) the evolution of an industry competitive model which emphasizes providing both collection and disposal/recycling capabilities; and (iv) the continued privatization of solid waste collection and disposal services by municipalities and other governmental bodies and authorities. Despite the considerable consolidation and integration that has occurred in the solid waste industry in recent years, the Company believes the industry remains primarily regional in nature and highly fragmented, and that a substantial number of potential acquisition opportunities remain.

        The increasingly stringent industry regulations, such as the Subtitle D Regulations, have resulted in rising operating and capital costs. Many of the smaller industry participants have found these costs difficult to bear. Additionally, the required permits for landfill development, expansion or construction have become increasingly more difficult to obtain. Consequently, many smaller, independent operators have decided to either close their operations or sell them to larger operators.

        Increasing economies of scale in the solid waste collection and disposal industry have the benefit of allowing larger integrated companies to compete more effectively and to comply more effectively with the in-creasing industry regulatory requirements. The high fixed costs of landfill assets and the associated profitability of each incremental ton of disposal waste has led to the development of high volume, regional landfills. The economies of scale associated with larger regional land-fills allow them to compete more effectively against smaller, local landfills.

        Larger integrated operators achieve economies of scale in the solid waste collection and disposal industry through vertical integration of their operations. These integrated companies have increased their acquisition activity levels to expand the breadth of services and density in their market area. Control of the waste stream in these market areas coupled with access to significant financial resources to make acquisitions has given larger solid waste collection and disposal companies the ability to be more cost effective and competitive.

        Many remaining operators have attempted to become more efficient by establishing an integrated network of solid waste collection operations and transfer stations through which they secure captive solid waste streams for internal disposal into their own landfills. City and county governments have historically provided a variety of solid waste services using their own personnel; however, some municipalities have not been able to operate efficiently enough to compete with these integrated operators and have discontinued their collection and/or disposal operations and have opted to privatize or contract out their collection and disposal services to private entities, such as the Company.

        There is an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes and recyclable materials, at landfills. The Company believes that these trends and laws have created significant opportunities for fully integrated solid waste companies to provide additional recycling services to generators of solid waste who are not otherwise able to dispose of such waste. See "Regulation; State and Local Regulation" below.

   Strategy

        Superior's objective is to be one of the largest and most profitable fully integrated providers of solid waste collection and disposal services in each market it serves. The Company's strategy to achieve this objective is to (i) continue to expand its operations and customer base in its existing markets and to enter new markets through the acquisition of other solid waste operations; (ii) pursue internal growth opportunities in its current markets; and (iii) achieve continuing operating improvements in its business. The Company believes that its reputation, strategy, culture and financial strength make it an attractive buyer to acquisition candidates. The Company's operating strategy emphasizes the integration of its solid waste collection and disposal operations and the internalization of waste collected. The Company believes its growth and operating strategies will lead to sustainable growth in revenue and profitability.

        Expansion Through Acquisitions. Since the Company's March 1996 initial public offering through December 31, 1997, the Company has acquired 39 solid waste collection, transfer and disposal operations, including seven landfills, one greenfield landfill, two recycling operations and 29 collection operations, taking the Company into 14 new service markets in five new states. During 1997, the Company acquired or merged with 26 solid waste, transfer and disposal operations, including five landfills, one greenfield landfill, two recycling operations and 18 solid waste collection operations, with annualized revenues of approximately $75 million. A single acquisition transaction may involve the purchase of multiple business operations.

        The Company intends to continue to expand through acquisitions by (i) expanding into adjacent and new markets by pursuing principally a "hub and spoke" acquisition strategy and (ii) increasing its revenues and operational and administrative efficiencies through "tuck-in" and other acquisitions of profitable solid waste collection operations in its existing markets. The Company has established a targeted internal rate of return on investment and pricing parameters which it uses to evaluate potential acquisitions. In connection with each of its acquisitions, the Company attempts to implement a number of cost saving measures, including reductions (in certain instances) in management levels and other personnel, the imposition of centralized management and cost controls and the elimination of duplicative collection routes.

        When entering new markets, the Company emphasizes a "hub and spoke" acquisition strategy, involving the acquisition of solid waste landfills in its targeted new markets followed by the acquisition of nearby solid waste collection and transfer station operations in order to secure a captive waste stream for internal disposal into the acquired landfill. The Company may also acquire solid waste collection operations in new market areas in which it does not own a landfill or transfer station if there are sufficient disposal alternatives to ensure competitive disposal pricing or if it believes it may subsequently be able to acquire or develop a nearby landfill.

        The Company believes "tuck-in" acquisition opportunities exist within each market it serves and within each of its existing potential new markets, to allow the Company to further improve its market penetration and density. (A tuck-in acquisition is one in which the Company acquires a collection company's vehicles and certain other assets and assumes the service rights and obligations relating to such company's customers, which are then fully integrated into one of the Company's existing collection operations. This generally allows the Company to use the same core business infrastructure, minimizing costs and enhancing profit margins.)

        The Company believes that its reputation, strategy, culture and financial strength make it an attractive buyer to certain acquisition candidates. The profiles of acquired companies must fit strategically into the Company's overall plan for growth within its targeted new and existing markets. In determining whether to proceed with a business acquisition, the Company evaluates a number of factors, including: (i) the acquisition candidate's historical and projected financial results;
   (ii) the experience, reputation and personality of the acquisition candidate's management and the candidate's customer service reputation and relationships with the local communities; (iii) the anticipated purchase price and the Company's expected resultant internal rate of return on investment; (iv) the composition and size of the candidate's customer base; (v) whether the candidate will augment or increase the Company's market share or help protect existing market share; (vi) any expected synergistic effects with one or more of the Company's existing operations;
   (vii) whether the candidate will enhance or expand the Company's geographic market area and will allow the Company to effect other acquisitions in the vicinity or whether the candidate would involve entry into a new service market with additional growth potential; (viii) the types of services provided by the candidate; and (ix) whether the candidate has definable and controllable liabilities.

        Prior to acquiring a business, Superior performs extensive environmental, operational, engineering, legal, human resource and financial due diligence. All acquisitions are subject to initial evaluation and approval by the Company's management. All material acquisitions are subject to final approval by the Company's Board of Directors.

        The Company has an established integration procedure for newly acquired companies designed to effect prompt and efficient integration of the acquired operations and minimize disruption to the ongoing business of both the Company and the acquired company. Once a solid waste collection operation is acquired, programs designed to improve collection and disposal routing, equipment utilization, employee productivity, operating efficiencies and overall profitability are implemented. The Company also solicits new commercial, industrial and residential customers in areas surrounding acquired collection markets as a means of further improving operating efficiencies and increasing the volumes of solid waste collected by the acquired operation. The Company typically attempts to retain the acquired company's management and key employees and decentralized operations, while consolidating administrative and management information systems through the Company's corporate offices.

        The following table sets forth the Company's acquisitions of operations completed since the Company's March 1996 initial public offering through December 31, 1997:

                        Month     Principal
   Acquired company     acquired  business        Location   Market area

   Certain assets of    December  Lamp recycling, St. Paul,  Minnesota and
   Dynex Industries,    1997      on-site lab     MN         Wisconsin
   Inc.                           pack, liquid
                                  waste brokerage

                        Month     Principal
   Acquired company     acquired  business        Location   Market area

   Noble Road Landfill, December  Solid waste     Shiloh, OH Central Ohio
   Inc. (Superior       1997      landfill
   Oakland Marsh
   Landfill)

   Chicago Underwater,  October   Underwater      Chicago, ILIllinois and
   Inc.                 1997      industrial      and        Indiana
                                  maintenance     Valpariso,
                                                  IN

   St. Marys Garbage    October   Solid waste     St. Marys, Central
    Disposal, Inc.      1997      collection      PA         Pennsylvania
   Teter Sanitary       October   Solid waste     Macon, MO  Northern and
   Landfill and Refuse  1997      landfill, solid            Central
   Hauling, Inc.                  waste                      Missouri
   (Superior Maple Hill           collection,
   Landfill)                      transportation
                                  and transfer
                                  station

   Speedway Recycle &   October   Roll-off and    Milwaukee, Southeastern
   Disposal, Inc.       1997      lugger          WI         Wisconsin
                                  operation

   High Ridge Disposal  October   Solid waste     Jefferson  Eastern
                        1997      collection,     County, MO Missouri
                                  recycling and
                                  transportation
   Olosky Sanitation    August    Solid waste     Clearfield,Eastern
                        1997      collection and  PA         Pennsylvania
                                  transportation

   D & S Disposal       July      Solid waste     Mauston,   Central
                        1997      collection,     WI         Wisconsin
                                  recycling and
                                  transportation

   Facchine Sanitation  July      Solid waste     DuBois, PA Eastern
                        1997      collection,                Pennsylvania
                                  recycling and
                                  transportation

   Holt Landfill Co.,   June      Construction    Tuscaloosa,Central
   Inc.(1)              1997      and demolition  AL         Alabama
                                  landfill

   Urban Sanitation     June      Solid waste     Pell City, Central
   Corporation(1)       1997      landfill and    AL         Alabama
                                  collection

   Speedway Sanitation, June      Solid waste     Tarrant,   Central
   Inc.(1)              1997      collection,     AL         Alabama
                                  recycling and
                                  transportation
   Milliron Industries  June      Solid waste     Mansfield, Central
                        1997      collection,     OH         Ohio
                                  recycling and
                                  transportation

   Ohio Disposal        June      Solid waste     Columbus,  Central
   Systems, Inc.        1997      collection,     OH         Ohio
                                  recycling and
                                  transportation

   Burggraff Sanitation May       Solid waste     St. Cloud, Central
                        1997      collection,     MN         Minnesota
                                  recycling and
                                  transportation

   Certain assets of    May       Solid waste     Buffalo andCentral
   Randy's Sanitation,  1997      collection,     St. Cloud, Minnesota
   Inc.                           recycling and   MN
                                  transportation

   Certain assets of    April     Solid waste     DuBois and Eastern
   Browning-Ferris      1997      collection      College    Pennsylvania
   Industries of                                  Station,
   Pennsylvania, Inc.(2)                          PA

   Homestand Land       April     Solid waste     Kersey, PA Central
   Corp.(2)             1997      landfill                   Pennsylvania

   Certain assets of BFIApril     Solid waste     Columbus,  Central Ohio
   Waste Systems of     1997      collection      Zanesville
   Ohio, Inc.(2)                  and transfer    and
                                                  Marietta,
                                                  OH

   Certain assets of    April     Solid waste     Green Bay  Northeastern
     Browning-Ferris    1997      collection      and        Wisconsin
   Industries of                                  Chilton,
   Wisconsin, Inc.(2)                             WI

   M&N Disposal, Inc.(2)April     Solid waste     Chilton, WINortheastern
   (Superior Hickory    1997      landfill under             Wisconsin
   Meadows Landfill,              development
   Inc.)

   Certain assets of    March     Solid waste and Horicon,   Southeastern
   Ideal Disposal       1997      recyclable      WI         Wisconsin
   Service, Inc.                  collection

   Rest and Recoup      March     Solid waste     Horicon,   Southeastern
   Resource Recovery,   1997      collection      WI         Wisconsin
   Inc.

   Madison Pallet       March     Recycling       Madison,   Southeastern
                        1997      operation       WI           Wisconsin
   Eagle Waste Systems, February  Solid waste     St. Louis, Eastern
   Inc.                 1997      collection      MO         Missouri

   D&K Refuse and       December  Solid waste     St. Cloud, Central
   Recycling, Inc.      1996      collection      MN         Minnesota

   G.D. LaPlant         December  Solid waste     Buffalo,   Central
   Sanitation, Inc.     1996      collection      MN         Minnesota

   Peninsula Dump-All,  November  Solid waste     Sturgeon   Northeastern
   Inc.                 1996      collection      Bay,       Wisconsin
                                                  WI
   Wilson Refuse, Inc.  October   Solid waste     Maryland   Eastern
                        1996      collection      Heights,   Missouri
                                                  MO

   West County Disposal,September Solid waste     Ballwin,   Eastern
   Ltd. (Superior Oak   1996      landfill        MO         Missouri
     Ridge Landfill)

   Eau Claire County    September Solid waste     Eau Claire,Northwestern
   Landfill (Superior   1996      landfill        WI         Wisconsin and
   Seven Mile Creek                                          Eastern
   Landfill)                                                 Minnesota

   Vasko Rubbish        August    Solid waste     St. Cloud, Central
   Removal, Inc.        1996      collection      MN         Minnesota
   All Waste Disposal,  August    Solid waste     Milwaukee, Southeastern
   Inc. (Rearload       1996      collection      WI         Wisconsin
   Commercial Routes)

   Superior Lamp        June      Recycling       Port       Southeastern
   Recycling, Inc.      1996                      Washington,Wisconsin
                                                  WI

   DC Refuse Service    June      Solid waste     Sturgeon   Northeastern
     & Recycling, Inc.  1996      collection      Bay,       Wisconsin
                                                  WI

   Tom Kraemer          June      Solid waste     St. Cloud, Central
     Sanitation, Inc.   1996      collection      MN         Minnesota

   Arrow Disposal       March     Solid waste     Mequon,    Southeastern
     Service, Inc.      1996      collection      WI         Wisconsin

   Wittstock Services,  March     Solid waste     Dubuque,   Northeastern
   Inc.                 1996      collection      IA         Iowa
   ______________

   (1) Holt Landfill Co., Inc., Urban Sanitation Corporation and Speedway Sanitation, Inc. are the wholly-owned subsidiaries of R2T2, acquired on June 27, 1997 in a transaction accounted for as a pooling of interests.
   (2) These operations were acquired in April 1997 in a single acquisition transaction from BFI and certain of its subsidiaries.

        Internal Growth. Superior believes its internal growth will come from additional sales penetration in several of its current and adjacent markets, marketing additional services to existing customers, including particularly recycling services, and selective price adjustments. Utilizing a decentralized operations strategy, the Company has a 64-person sales force (29 of the 64 positions have been added since the Company's March 1996 initial public offering) dedicated to increasing the Company's sales to new and existing commercial, industrial and municipal customers. The Company believes it has been successful and will continue to succeed in both retaining existing customers and attracting new customers through the personal contact its sales force has with both existing and potential customers. A principal component of the Company's internal growth strategy is to become the sole provider of solid waste services to its customers, including solid waste, other integrated waste and recycling services. See "Risk Factors-Competition."

        An integral part of the Company's internal growth strategy is to establish new transfer stations within a 150-mile radius of its existing landfills to increase its collection and transportation efficiencies and improve the Company's internalization of collected solid waste.

        Operating Improvements. The Company has implemented programs and benchmarking systems designed to improve the operational productivity, administrative efficiency and profitability of its operations through improved collection and disposal routing efficiency, equipment utilization, cost controls, employee training and safety. The Company's benchmarking system establishes and tracks key statistical measurement criteria for its collection, transfer and disposal operations to facilitate improvement in each operation's profitability. The Company has also implemented an improved job-costing system designed to enhance the profitability of its project-based other integrated waste services through improved pricing and more efficient utilization of assets and personnel.

   Current Operations

        Introduction

        As of December 31, 1997, the Company provided the following integrated waste services to its customers in Wisconsin and in Alabama, Illinois, Iowa, Michigan, Minnesota, Missouri, Ohio, Pennsylvania and West
   Virginia:

        -    Solid waste collection and transfer
        -    Recycling services
        -    Solid waste landfill disposal
        -    Management of third party landfills
        -    Other integrated waste services

        As of December 31, 1997, Superior owned and operated 14 landfills, including a greenfield landfill and a municipal solid waste landfill subject to a definitive purchase agreement, 29 solid waste collection operations, 14 recycling facilities and 10 transfer stations. The Company also manages four other landfills. The Company also provides other integrated waste services, most of which are project-based and a substantial number of which provide additional waste volumes to the Company's landfills.

        The Company's operations originated in Wisconsin and a substantial part of the Company's operations continue to be located in Wisconsin. Wisconsin's environmental regulatory climate can be characterized as rigorous, with broad public and political support for environmental protection and mandatory recycling laws. Wisconsin was among the first states to adopt a state counterpart to the Subtitle D Regulations and has enacted additional laws of relatively broad scope which restrict the types of waste that can be accepted by Wisconsin landfills and which require the recycling of a number of waste streams. The Company believes it has adapted to these operating conditions successfully through a combination of (i) modified collection and landfill operating practices; (ii) development of commercial recycling and waste processing facilities; (iii) utilization of specialized collection vehicles; and (iv) the introduction of new services which assist customers in their own efforts to comply with environmental and waste management regulations. The Company believes its experience operating under these conditions in Wisconsin may provide it with a competitive advantage as it enters into other states where environmental regulations are becoming more stringent and where incumbent competitors may have difficulty adapting to more restrictive operating conditions. See, "Risk Factors-Competition" and "-Geographic Concentration."

        Solid Waste Collection and Transfer

        As of December 31, 1997, the Company provided solid waste collection services to over 465,000 residential, commercial and industrial customers. The Company's collection operations are conducted generally within a 150-mile radius from its landfills or transfer stations. The Company contracts with local generators of solid waste and directs the waste to either its own landfill for disposal; to a third-party landfill; or, for additional handling at one of its transfer stations or recycling facilities. After compacting and/or separating at a transfer station, the Company has historically directed the waste to either its own landfill or a third party landfill. During the year ended December 31, 1997, approximately 65% of the solid waste collected by the Company was delivered for disposal at its own landfills, compared to approximately 81% in 1996. The Company's waste internalization rate has declined since 1996 and may continue to do so as a result of the Company's acquisition activities.
   The Company believes, however, that its internalization rate should continue to remain among the highest of its publicly traded competitors in the solid waste industry, since achieving full vertical integration of the Company's solid waste operations will continue to be a key element of the Company's business growth strategy. Solid waste collection and transfer services accounted for approximately 52% of the Company's revenues for 1997, including revenues from disposal services provided to customers of the Company's collection and transfer units, compared to approximately 45% in 1996. These trends reflect the impact of the Company's acquisition of collection operations during the year, some of which are located in service areas where the Company does not, as yet, have its own landfill or transfer station.

        The Company's commercial and industrial collection services are generally performed under one-year to three-year service agreements, and fees are determined by such factors as collection frequency, type of equipment and containers furnished, the type, volume and weight of the waste collected, the distance to the disposal or processing facility and the cost of disposal or processing. The Company's commercial and industrial customers generally utilize portable containers that temporarily hold solid waste, thereby enabling the Company to service many customers with fewer collection vehicles. Commercial and industrial collection vehicles normally need only one employee for operation. The portable containers range from two to 40 cubic yards in size and are provided by the Company. Stationary containers that compact waste prior to collection may also be installed on the premises of large volume customers.

        A majority of the Company's municipal solid waste collection services have historically been performed under contracts with municipalities. These contracts grant the Company exclusive rights to service all or a portion of the residential homes in a specified community or provide a central repository for residential waste drop-off. The Company had over 320 municipal contracts in place as of December 31, 1997, compared to over 240 as of December 31, 1996. No single municipal contract is individually material to the Company's results of operations. Municipal contracts in the Company's market areas are typically awarded, at least initially, on a competitive bid basis and usually range in duration from one to three years. Fees are based primarily on the frequency and type of service, the distance to the disposal or processing facility and the cost of disposal or processing. Municipal collection fees are usually paid either by the municipalities from tax revenues or through direct service charges to the residents receiving the service. The Company also provides subscription residential collection services directly to households.

        The Company's transfer stations receive solid waste collected primarily from its various collection operations, compact the waste and transfer the waste to larger Company-owned vehicles for transport to landfills. This procedure reduces the Company's costs by improving its utilization of collection personnel and equipment. Approximately 25% of the solid waste accepted for transfer at the Company's transfer stations in 1997 was from third parties, compared to approximately 21% in 1996.

        Recycling Services

        The Company provides recycling services to its customers in most markets as part of its strategy to be a full service integrated solid waste services company. Recycling involves the removal of reusable materials from the waste stream for processing and sale in various applications. The Company believes that recycling will be an increasingly important component of most major markets' solid waste management plans as a result of the public's increasing environmental awareness and expanding regulations mandating or encouraging waste recycling.

        As of December 31, 1997, the Company operated 14 recycling facilities as part of its collection and transfer operations at which it processes, sorts and recycles paper products, certain plastics, glass, aluminum and tin cans and certain other items. The Company also operates a wood pallet recycling operation and curbside residential recycling programs in connection with its residential collection operations in many communities.

        The Company attempts to resell recycled waste products in the most commercially reasonable manner practicable and to pass on contractually a portion of the commodity pricing risk to its commercial and industrial clients. The Company has a five-year wastepaper purchase agreement effective through April 2000 with a national paper company pursuant to which the paper company purchases certain grades of recyclable wastepaper from the Company at or above market prices, subject to certain minimum floor resale pricing assurances. Under the terms of this agreement, the Company has the ability to sell up to all, but not less than 50%, of its supply of certain grades of recyclable wastepaper to such company. The Company believes this agreement helps mitigate some of the variability associated with the resale of its collected and recyclable wastepaper.

        In 1997, the Company processed an average of approximately 8,400 tons of recyclable paper and cardboard per month, compared to approximately 7,200 tons per month in 1996. The increase of the average price received for recyclable wastepaper caused total revenues in 1997 to increase by approximately 1% compared to 1996. The Company expects this trend to continue, assuming resale prices are similar to 1997 levels.

        Solid Waste Landfill Disposal

        The Company owns and operates 14 solid waste landfills in Alabama, Minnesota, Missouri, Ohio, Pennsylvania, West Virginia, and Wisconsin. This includes one greenfield landfill and one landfill subject to a definitive purchase agreement, which the Company is operating pending final regulatory approval. The Company's landfill facilities are designed and operated to meet federal, state and local regulations in all material respects and the Company believes each of its landfill sites are in compliance with current applicable state and federal Subtitle D Regulations in all material respects. None of the Company's landfills are permitted to accept hazardous waste. In 1997, approximately 36% of the solid waste disposed of at the Company's landfills was delivered by the Company compared to approximately 34% in 1996.

        The average daily volume of waste accepted for disposal at the Company's open landfills increased to approximately 10,100 tons per day in 1997 from approximately 7,200 tons per day in 1996 in each case as restated to reflect the Company's June 27, 1997 acquisition of R2T2 in a transaction accounted for as a pooling of interests. The increase in revenues from landfill disposal operations is the result of waste received at six new disposal sites acquired since June 30, 1996 and increased volumes of special waste from the Company's project-driven other integrated waste services.

        The following table provides certain information with respect to Superior landfills which are owned, under development, or subject to purchase under a definitive purchase agreement:

                                                                 Approximate
   Landfill name and            Month       Year     Permitted      total
   location                    acquired    opened    acreage(1)  acreage(1)

   Superior Cranberry Creek       *         1986         34       1,060
   Landfill, Wisconsin
   Rapids, WI (Central
   Wisconsin)

   Superior Valley Meadows        *         1979         29         600(2)
   Landfill, Fort Atkinson,
   WI (Southeastern
   Wisconsin)

   Superior Glacier Ridge     March 1993    1986         59(3)      560
   Landfill, Mayville, WI
   (Eastern Wisconsin)

   Superior Emerald Park       November     1994         35         340
   Landfill, Muskego, WI         1993
   (Milwaukee metropolitan
   area)

   Superior FCR Landfill,     July 1994     1965         24         357(4)
   Buffalo, MN (Minneapolis
   metropolitan area)

   Superior Seven Mile Creek  September     1978         37         160(5)
   Landfill, Eau Claire, WI      1996
   (Northwestern Wisconsin)

   Superior Oak Ridge         September     1975        126         180(6)
   Landfill, Ballwin, MO (St.    1996
   Louis metropolitan area)

   Superior Hickory Meadows   April 1997 Greenfield      59          317
   Landfill, Chilton, WI (7)              landfill
   (Northeastern Wisconsin)                 under
                                         development
                                          scheduled
                                           to open
                                          late 1998

   Superior Greentree         April 1997    1986         91       1,336
   Landfill, Kersey, PA
   (Central Pennsylvania)

   Superior Eagle Bluff       June 1997     1988         24          87
   Landfill (8) Tuscaloosa,
   AL (Central Alabama)

   Superior Cedar Hill        June 1997     1975         25         418
   Landfill (9) Pell City, AL
   (Central Alabama)

   Superior Maple Hill         October      1976         30         380
   Landfill (10) Macon, MO       1997
   (Northeastern Missouri)

   Superior Oakland Marsh      December     1997        102         288
   Landfill (11) Mansfield,      1997
   OH (Central Ohio)

   Sycamore Landfill(12),     Acquisitio    1975         25          93
     Hurricane, WV (Central   n pending
   West Virginia)

   _______________
   *    Acquired as part of the Company's original consolidation in 1993.

   (1) Permitted acreage represents the portion of the total acreage on which disposal cells have been constructed (including any that may have been filled or capped) or may be constructed based upon an approval issued by the regulatory agency generally authorizing the development of a landfill on the acreage. The portion of total acreage that is not currently permitted is not available for waste disposal.
   (2) Does not include approximately 80 acres currently subject to acquisition by the Company upon exercise of a purchase option.
   (3) In November 1997, the WDNR approved the Company's application for a horizontal and vertical expansion of approximately 15 acres at this site.
   (4) Does not include approximately 40 acres currently subject to acquisition by the Company upon exercise of a purchase option.
   (5) Does not include approximately 80 acres currently subject to acquisition by the Company upon exercise of a purchase option.
   (6) Includes approximately 125 acres leased by the Company. See "Properties." Does not include approximately 58 acres subject to acquisition by the Company upon exercise of a purchase option.
   (7) Formerly M & N Disposal, Inc. In February 1998, the WDNR approved the Company's application for 58.7 permitted acres at this site. In December 1997, the Company entered into an interim construction
        agreement and is proceeding with preliminary site development.   The
        Company is currently negotiating a local host community agreement.
   (8)  Construction and demolition landfill, formerly Holt landfill.
   (9)  Formerly Urban landfill.
   (10) Formerly Teter Sanitary landfill.
   (11) Formerly Noble Road landfill.  This facility opened in November 1997.
   (12) The Company has entered into an interim operating agreement to operate this municipal solid waste landfill pending final regulatory approval of the Company's proposed purchase of this landfill.

        Superior Cranberry Creek Landfill. The Superior Cranberry Creek landfill is located northwest of Wisconsin Rapids, Wisconsin (Central Wisconsin). As of December 31, 1997, this landfill had approximately 1.39 million cubic yards of estimated remaining disposal capacity available. For any horizontal expansion, a royalty amount of $0.40 per cubic yard, less associated expenses, is payable to the former owners, subject to a maximum of $2.0 million.

        Superior Valley Meadows Landfill. The Superior Valley Meadows landfill is located south of Fort Atkinson, Wisconsin (50 miles southwest of Milwaukee). As of December 31, 1997, this landfill had approximately 157,000 cubic yards of estimated remaining disposal capacity available.
   In November 1995, the Company filed its initial site report to add an additional 10.4 million cubic yards of horizontal expansion capacity adjacent to the current landfill. In September 1997, the feasibility report filed by the Company in connection with the proposed expansion was deemed complete. In connection with the feasibility report, the Wisconsin Department of Natural Resources ("WDNR") required an Environmental Impact Statement ("EIS") be performed. The EIS process was initiated in December 1997 and results are expected during 1998. The Company is obligated to make cash royalty payments to the landfill's former owners for permitted expansions of the landfill. For any vertical expansion, a royalty amount of $2.00 per cubic yard, less associated expenses, is payable to the former owners. For any horizontal expansion, a royalty amount of $0.40 per cubic yard, less associated expenses, is payable to the former owners, subject to a maximum of $2.0 million.

        Superior Glacier Ridge Landfill. The Superior Glacier Ridge landfill is located south of Mayville, Wisconsin (40 miles northwest of Milwaukee). As of December 31, 1997, the Superior Glacier Ridge landfill had approximately 1.06 million cubic yards of estimated remaining disposal capacity available. In March 1994, the Company initiated horizontal and vertical expansion plans which would add approximately 2.3 million cubic yards of additional disposal capacity. Following an administrative contested case hearing challenging the environmental feasibility of the proposed expansion, the WDNR approved the feasibility of the project. Local citizens then petitioned for judicial review of the WDNR decision. WDNR is the defendant in this pending action and the Company has joined in the defense. Royalty payments to the landfill's former owners are payable in connection with a portion of a horizontal expansion into the adjacent 120-acre parcel of property equal to $0.50 per cubic yard of permitted expansion, less land acquisition costs if the permitted expansion is less than 2.75 million cubic yards, up to a maximum of $1.0 million.

        Superior Emerald Park Landfill. The Superior Emerald Park landfill is located in Muskego, Wisconsin (15 miles southwest of Milwaukee). As of December 31, 1997, this landfill had approximately 1.90 million cubic yards of estimated remaining disposal capacity available. In September 1995, the Company initiated the permitting process for a vertical and horizontal expansion at this landfill. The feasibility report for this proposed expansion was deemed to be complete in January 1998. The expansion plans provide for a 13.8 million cubic yard expansion of the site. The Company is obligated to make royalty payments of $0.40 per cubic yard of permitted expanded capacity, less associated expenses, to the former owners of this landfill. Certain of such royalty payments are payable in shares of Common Stock.

        Superior FCR Landfill. The Superior FCR landfill is located near Buffalo in Wright County, Minnesota (50 miles northwest of Minneapolis). As of December 31, 1997, the landfill had approximately 714,000 cubic yards of estimated remaining disposal capacity available. In connection with a previous expansion, the Company is obligated to make royalty payments equaling approximately 5% of the gross revenues generated from the expanded capacity. In June 1996, the Company began the permitting process for a vertical and horizontal expansion. In March 1998, Wright County adopted local zoning ordinances which affect landfill expansion design and operations. The Company is preparing an application for local zoning approval. The Company is obligated to make additional royalty payments to the landfill's former owners for the proposed horizontal expansion and for other additional potential future horizontal expansions.

        Superior Seven Mill Creek Landfill. The Superior Seven Mile Creek landfill is located east of Eau Claire, Wisconsin (70 miles east of Minneapolis/St. Paul). As of December 31, 1997, the landfill had approximately 2.03 million cubic yards of estimated disposal capacity available.

        Superior Oak Ridge Landfill. The Superior Oak Ridge landfill is located near Ballwin, Missouri (15 miles southwest of St. Louis). As of December 31, 1997, the landfill had approximately 3.2 million cubic yards of estimated remaining disposal capacity available. Approximately 125 acres occupied in connection with landfill activities is leased from a third party. Under the terms of the lease, the Company pays the property owner monthly rental equal to the greater of 3% of the landfill's gross operating receipts or $3,650. In December 1996, the Company initiated the permitting process for a horizontal expansion of up to 1.46 million cubic yards at this landfill, and for certain operational changes. St. Louis County authorities approved modification of the conditional use permit for the expansion; plan modification approved by the Missouri Department of Natural Resources is pending. The Company is obligated to pay an additional purchase price to the landfill's former owner in the event the Company receives the necessary permits and approvals to expand the site. The amount of additional purchase price varies between $0.50 and $1.25 per cubic yard, depending upon the volume of additional approved airspace. A portion of the additional purchase price is payable in shares of Common Stock.

        Superior Hickory Meadows Landfill. Superior Hickory Meadows landfill is located near Chilton, Wisconsin (35 miles south of Green Bay). The Company acquired this greenfield site from Browning-Ferris Industries, Inc. in April 1997. In February 1998, the WDNR approved the Company's Plan of Operation for 59.7 permitted acres at this site which results in the landfill having approximately 7.5 million cubic yards of estimated disposal capacity available. In December 1997, the Company entered into an interim construction agreement and is proceeding with preliminary site development. The landfill is anticipated to be operational in late 1998. The Company is obligated to pay a royalty to former owners equal to 2.5% of the Company's net revenues.

        Superior Greentree Landfill.   Superior Greentree landfill is located
   in Kersey, Pennsylvania (75 miles northeast of Pittsburgh). The Company acquired the landfill from Browning-Ferris Industries, Inc. in April 1997. As of December 31, 1997, the landfill has approximately 2.3 million cubic yards of estimated disposal capacity. The Company is currently in the permitting process for a non-contiguous landfill expansion with an approximate capacity of 23 million cubic yards. In the event that a non-contiguous horizontal expansion of 10 million cubic yards or more is permitted, a contingent payment will be due the former owner. The payment is based on the expansion size, and will not be less than $1 million, nor more than $2 million. Further, in the event of an expansion outside the original 90 acre permitted area, the Company is obligated to make payments equaling 3% of net gate revenue to another former owner.

        Superior Eagle Bluff Landfill.   Superior East Bluff landfill is a
   construction and demolition debris facility located north of Tuscaloosa, Alabama (40 miles southeast of Birmingham). As of December 31, 1997, the landfill has approximately 820,000 cubic yards of estimated disposal capacity.

        Superior Cedar Hill Landfill. Superior Cedar Hill landfill is located northeast of Pell City, Alabama (30 miles east of Birmingham). As of December 31, 1997, the landfill had approximately 1.3 million cubic yards of estimated disposal capacity. The Company has applied for a 4.5 million cubic yard horizontal and vertical expansion of the site.
   Approval of the expansion plan by the Alabama Department of Environmental Management is pending the results of a hydro geological study.

        Superior Maple Hill Landfill. The Superior Maple Hill Landfill is located near Macon, Missouri (130 miles northwest of St. Louis). As of December 31, 1997, this landfill had approximately 520,000 cubic yards of estimated disposal capacity remaining. The Company is currently in the permitting process for an 8.0 million cubic yard horizontal expansion.
   The Company has already received initial regulatory approval of a detailed site investigation plan and is in the process of developing a detailed engineering design plan.

        Superior Oakland Marsh Landfill. The Superior Oakland Marsh landfill is located near Mansfield, Ohio (70 miles southwest of Cleveland). This facility opened in November 1997. As of December 31, 1997, this landfill had approximately 15.5 million cubic yards of estimated disposal capacity remaining. During the first five years of operations, the Company is obligated to make royalty payment of $1.50 per ton to the former owner on all tons in excess of 400,000 annually. After the first five years, the royalty applies to all tonnage, with a guarantee of $600,000 annually.

        Sycamore Landfill. Sycamore landfill is located in Hurricane, West Virginia (20 miles northwest of Charleston). The Company has signed a definitive agreement to purchase this landfill and is presently operating the landfill under an interim operating agreement pending final regulatory approval. As of December 31, 1997, this landfill had approximately 1.2 million cubic yards of estimated disposal capacity remaining.

        All of these potential landfill expansion plans are in varying stages of planning and development. The permitting process is lengthy, difficult and expensive, and is often subject to substantial uncertainty and there can be no assurance that any such permits will be granted.

        Management of Third Party Landfills

        As of December 31, 1997, the Company managed four landfills owned by third parties including a fly ash monofill in Oak Creek, Wisconsin, a bottom ash monofill in Port Washington, Wisconsin, and two paper sludge and ash captive monofills owned by separate paper companies. A monofill is a landfill which only accepts one type of waste. The fly ash and bottom ash monofills are managed with a Wisconsin public electric utility company under agreements which expire in April 2000. One of the paper company monofills is located in Brokaw, Wisconsin, and is managed under a two-year waste hauling and landfill operation agreement that expires in May 1998. The remaining monofill is located in Quinnesec, Michigan, and is managed under an agreement which expires in July 1999.

        Other Integrated Waste Services

        In order to provide integrated solid waste services to a wide range of customers, Superior provides a variety of other waste services, most of which are project-based and many of which provide additional waste volumes to the Company's landfills. These services include the remediation and disposal of contaminated soils and similar materials; wastewater biosolids management; full container consumer product recycling; and temporary storage and transportation of special and hazardous waste, including household hazardous waste. Revenues from these other integrated waste services constituted approximately 16% of the Company's revenues in 1997 and 19% in 1996. This trend is expected to continue as the Company pursues its growth strategy of acquiring additional solid waste disposal, transfer and collection operations.

        The Company's project-based remediation services involve the removal and transportation of contaminated soil from environmental remediation projects for disposal at the Company's landfills in compliance with applicable regulations. The Company also provides value-added services to bioremediate contaminated soils at its landfills prior to final disposal. After excavation, the Company uses nutrients and micro-organisms to naturally remove or reduce contaminants from contaminated soil before disposing of the remediated soils in its landfills or using the remediated soils in landfill construction. The Company's environmental field services, which are provided principally to industrial clients in Wisconsin, include the containment and cleanup of actual and threatened releases of hazardous materials into the environment on both a planned and an emergency response basis. These services include clean out of wastewater treatment tanks, cleanup of abandoned oil recycling facilities, cleanup and demolition of manufacturing facilities and removal and remediation of underground storage tanks. The Company is the primary standby provider of environmental emergency spill response services to the Wisconsin Department of Natural Resources ("WDNR") in Eastern and Central Wisconsin, the United States Coast Guard in District Nine, and is a subcontractor to the U.S. Environmental Protection Agency ("EPA") in Region V.

        The Company's wastewater biosolids operations consist principally of the removal, transportation, storage and beneficial reuse through land application of industrial and municipal nonhazardous wastewater biosolids and food wastes. The Company contracts with municipalities, paper mills and food processing plants to remove, transport and dispose of both municipal and industrial wastewater biosolids. In most cases, municipalities or industrial processors have on-site wastewater treatment facilities which pretreat and concentrate biosolid wastes prior to removal and reuse. In other cases, the Company will transport a generator's wastewater biosolids from holding tanks or lagoons to a third party wastewater treatment facility. Land application is generally limited by state regulations to six months out of the year in Wisconsin. Consequently, the Company built a one million gallon permitted wastewater biosolid storage tank in which it stores certain liquid and biosolid wastes until they can be land applied during the spring and fall.

        The Company provides nonhazardous "special" waste and hazardous waste (including household hazardous waste) services, transportation and temporary storage services to industrial clients, principally in Wisconsin. The Company provides its hazardous waste services from its fully-permitted temporary storage facility ("TSF") located in Port Washington, Wisconsin (approximately 25 miles north of Milwaukee), and operates a hazardous household waste collection and transfer facility in St. Paul, Minnesota. Hazardous waste collected by the Company is transported to third party treatment or disposal facilities which have been selected by the customer in virtually all cases. The Company also reclaims mercury at its TSF from discarded mercury-containing items such as utility meters, fluorescent lights and thermometers. The Company does not typically take title to collected hazardous waste nor does it handle or accept radioactive wastes, explosives, certain poisons, certain PCBs and certain other types of hazardous wastes. The Company does not own or operate, or intend to own or operate, a hazardous waste disposal facility. Revenues from hazardous waste transportation and temporary storage services accounted for less than 2% of the Company's revenues in 1997 and less than 4% of the Company's revenues in 1996. Although the Company may under certain conditions from time to time acquire additional operations which focus on providing other integrated waste services, including certain hazardous waste services, this trend is expected to continue over the long term as the Company pursues its growth strategy of acquiring additional solid waste disposal, transfer and collection operations.

   Marketing and Sales

        Superior markets its services on a decentralized basis principally through its general managers and direct sales representatives. The Company also obtains new customers from referral sources, reputation and local market print advertising.

        The Company's sales representatives visit customers on a regular basis and each sales representative calls upon potential new customers within a specified territory or service area, including new market areas not currently being served by the Company. The Company emphasizes providing quality services and customer satisfaction and retention, and believes that its focus on quality service will help it to retain existing and attract additional customers. USAMaintenance of a local presence and identity is another important aspect of the Company's marketing plan for its various operations. Many of the Company's managers are involved in local governmental, civic and business organizations.

        The Company has a solid waste sales program which calls for additional sales coverage of key urban markets under the direction of area sales managers and facility general managers. This sales program is focused on improving market density. The Company also intends to continue emphasizing the development of preferred provider relationships with industrial and commercial customers, thereby helping it to secure a greater proportion of such customers' various waste streams. To further facilitate internal sales growth, the Company's solid waste sales program also contains a specific customer retention plan. The Company's sales representatives also market the Company's landfill disposal services to generators of contaminated soil. The Company seeks to maintain a local identity and image and a high degree of involvement in each community in which it operates.

        The Company has a diverse customer base, with no single customer accounting for more than 6% of the Company's revenues in either the year ended December 31, 1997 or 1996. The Company does not believe that the loss of any single customer would have a material adverse effect on the Company's results of operations.

   Competition

        The solid waste management industry is highly competitive, very fragmented and requires substantial labor and capital resources. Intense competition exists within the industry not only for collection, transportation and disposal volume, but also for acquisition candidates. The industry includes five large national waste companies: Waste Management, Inc.; Browning-Ferris Industries, Inc.; USA Waste Services,
   Inc.;  Allied Waste Industries, Inc.; and Republic Industries, Inc.   As
   of the date of this Prospectus, USA Waste Services, Inc. has announced its intention to acquire Waste Management, Inc. The Company also competes with a number of regional and local companies.

        Superior competes for landfill disposal business primarily on the basis of disposal fees, geographical location and quality of operations. The Company's ability to obtain landfill disposal volume may be limited by the fact that some major collection companies also own or operate their own landfills in the Company's market areas, to which they send their waste. The Company also competes, to a lesser extent, with certain municipalities that maintain their own solid waste disposal operations. These municipalities may have certain advantages over the Company in financing their operations due to the availability of tax revenues and tax-exempt financing. The Company competes for collection and recycling accounts primarily on the basis of price and quality of its services.
   From time to time, competitors may reduce the price of their services in an effort to expand market share or to win a competitively bid municipal contract. These practices may also lead to reduced pricing for the Company's services or the loss of business. The Company provides a substantial portion of its residential collection services under municipal contracts. As is generally the case in the industry, these contracts are subject to periodic competitive bidding. There can be no assurance that the Company will be the successful bidder to obtain or retain these contracts.

   Property and Equipment

        As of December 31, 1997, the Company owned solid waste landfills, solid waste collection operations, recycling facilities, solid waste transfer facilities, a TSF, a waste water treatment plant and other operating facilities in Alabama, Illinois, Indiana, Michigan, Minnesota, Missouri, Ohio, Pennsylvania, West Virginia and Wisconsin. The Company leases its various offices and facilities, including its executive offices in suburban Milwaukee under a lease expiring in August 1998. The Company is presently negotiating a lease for its executive offices in Milwaukee to commence in June 1998. The Company also leases property which provides access to its Superior Oak Ridge landfill in Ballwin, Missouri. The real estate owned by the Company is not subject to material encumbrances. The Company believes that its existing facilities are generally adequate for its current needs and requirements.

   Employees

        At December 31, 1997, the Company employed approximately 1,470 full-time employees. A union was selected to represent approximately 19 drivers at one of the Company's subsidiaries in a representation election held on March 13, 1998. These employees are not yet covered by a collective bargaining agreement. No other employees are members of a collective bargaining unit. The Company considers its employee relations to be satisfactory.

   Risk Management, Insurance and Performance Bonds

        The Company's risk management program includes evaluating both existing facilities, as well as potential acquisitions, for environmental laws compliance and operating procedures. An environmental risk assessment was performed on each of the Company's predecessor entities prior to their 1993 consolidation into the Company and included a regulatory review and file check, interviews with regulators, a review of prior disposal sites, a site assessment visit, identification of risk factors, review of existing environmental monitoring programs, evaluation and investigation of risk items and compilation and assessment of environmental liabilities. This procedure also included technical analysis of hydrogeological and regulatory compliance issues by an independent environmental consultant.

        Operating practices at all existing Company operations stress minimizing the possibility of environmental contamination and litigation. The Company believes that all of its facilities are in compliance in all material respects with the Subtitle D Regulations and applicable state regulations, including design criteria, environmental monitoring, financial assurance and long-term care provisions.

        The Company carries a range of insurance intended to help protect its assets and operations, including a commercial general liability policy and a property damage policy. The Company maintains a limited environmental impairment liability policy on its landfills and TSF that provides coverage, on a "claims made" basis, against certain third party off-site environmental damage. This insurance does not provide protection against on-site environmental liabilities. See "Risk Factors-Potential Uninsured Risks and Performance Bonds." The Company also maintains contractor's pollution liability insurance which covers certain environmental liabilities arising out of the Company's hazardous waste emergency response and remediation services and pollution endorsements to its automobile liability policies which cover certain environmental liabilities to third parties from the Company's transportation operations. A partially or completely uninsured claim against the Company (including liabilities associated with cleanup or remediation at its own sites; liabilities substantially in excess of policy limits or a substantial number of claims resulting in liabilities not insured against because of policy deductibles or co-insurance provisions), if successful and of sufficient magnitude, could have a material adverse effect on the Company's results of operations or financial condition. Any future difficulty in obtaining insurance could also impair the Company's ability to secure future contracts, which may be conditioned upon the availability of adequate insurance coverage.

        Municipal solid waste collection contracts typically require performance bonds or other means of financial assurance to secure contractual performance. The Company has not experienced difficulty in obtaining performance bonds or letters of credit for its current operations. If the Company were unable to obtain surety bonds or letters of credit in sufficient amounts or at acceptable rates, it may be precluded from entering into additional municipal solid waste collection contracts or obtaining or retaining landfill operating permits.

   Regulation

        Introduction

        The Company is currently subject to extensive and evolving federal, state and local environmental laws and regulations that have been enacted in response to technological advances and increased concern over environmental issues. These regulations not only strictly regulate the conduct of the Company's operations but also are related directly to the demand for many of the services offered by the Company. Some of the federal statutes discussed below contain provisions authorizing, under certain circumstances, the institution of lawsuits by private citizens to enforce the provisions of the statutes.

        The regulations affecting the Company are administered by the EPA and various other federal, state and local environmental, zoning, health and safety agencies. The Company believes that it is currently in substantial compliance with applicable federal, state and local laws, permits, orders and regulations. The Company believes there will continue to be increased regulation, legislation and regulatory enforcement actions related to the solid waste services industry. As a result, the Company attempts to anticipate future regulatory requirements and to plan accordingly to remain in compliance with the regulatory framework.

        In order to develop and operate a landfill, a biosolid storage facility, a transfer station, most other solid waste facilities or a hazardous waste treatment/storage facility, the Company must typically go through several governmental review processes and obtain one or more permits and often zoning or other land use approvals. Obtaining these permits and zoning or land use approvals is difficult, time consuming and expensive and is often opposed by various local elected officials and citizens' groups. Once obtained, operating permits generally must be reviewed periodically and are subject to modification and revocation by the issuing agency.

        The Company's operating facilities are subject to a variety of operational, monitoring, site maintenance, closure, post-closure and financial assurance obligations which change from time to time and which could give rise to increased capital expenditures and operating costs. In connection with the Company's expansion of its existing or any newly acquired landfills, it is often necessary to expend considerable time, effort and money in complying with the governmental review and permitting process necessary to maintain or increase the capacity of these landfills. Governmental authorities have broad power to enforce compliance with these laws and regulations and to obtain injunctions or impose civil or criminal penalties in the case of violations. In the ordinary course of its landfill, transfer station and TSF operations, the Company has from time to time received notices from regulatory authorities that its operations may not be in compliance with certain applicable environmental laws and regulations. Upon receipt of any notices, the Company generally cooperates with the authorities in an attempt to resolve the issues raised by such notices and pays the agreed upon fine or penalty. Failure to correct the problems to the satisfaction of the authorities could lead to curtailed operations, fines and penalties or even closure of a landfill or other facility.

        In order to transport waste, it is necessary for the Company to possess one or more permits from state or local agencies. These permits also must be periodically renewed and are subject to modification and revocation by the issuing agency.

        The principal federal, state and local statutes and regulations applicable to the Company's various operations are as follows:

        The Resource Conservation and Recovery Act of 1976, as amended

        RCRA regulates the generation, treatment, storage, handling, transportation and disposal of solid waste and requires states to develop programs to ensure the safe disposal of solid waste. RCRA divides solid waste into two groups, hazardous and nonhazardous. Wastes are generally classified as hazardous if they (i) either (a) are specifically included on a list of hazardous wastes or (b) exhibit certain hazardous characteristics and (ii) are not specifically designated as nonhazardous. Wastes classified as hazardous under RCRA are subject to much stricter regulation than wastes classified as nonhazardous. Among the wastes that are specifically designated as nonhazardous waste are household waste and "special" waste, including items such as petroleum contaminated soils, asbestos, foundry sand, shredder fluff and most nonhazardous industrial waste products.

        The EPA regulations issued under Subtitle C of RCRA impose a comprehensive "cradle to grave" system for tracking the generation, transportation, treatment, storage and disposal of hazardous wastes. The Subtitle C regulations provide standards for generators, transporters and disposers of hazardous wastes, and for the issuance of permits for sites where such material is treated, stored or disposed. Subtitle C imposes detailed operating, inspection, training and emergency preparedness and response standards, as well as requirements for manifesting, record keeping and reporting, facility closure, post-closure and financial responsibilities. These regulations require the Company's transfer/storage facilities to demonstrate financial assurance for sudden and nonsudden pollution occurrences. Financial assurance for future closure and post-closure expenses must also be maintained. The Company believes that its hazardous waste transportation activities and its TSF comply in all material respects with the applicable requirements of Subtitle C of RCRA.

        In October 1991, the EPA adopted the Subtitle D Regulations governing solid waste landfills. The Subtitle D Regulations, which generally became effective in October 1993, include location restrictions, facility design standards, operating criteria, closure and post-closure requirements, financial assurance requirements, groundwater monitoring requirements, groundwater remediation standards and corrective action requirements. In addition, the Subtitle D Regulations require that new landfill sites meet more stringent liner design criteria (typically, composite soil and synthetic liners or two or more synthetic liners) designed to keep leachate out of groundwater and have extensive collection systems to carry away leachate for treatment prior to disposal. Groundwater monitoring wells must also be installed at virtually all landfills to monitor groundwater quality and, indirectly, the leachate collection system operation. The Subtitle D Regulations also require, where threshold test levels are present, that methane gas generated at landfills be controlled in a manner that protects human health and the environment. Each state is required to revise its landfill regulations to meet these requirements or such requirements will be automatically imposed upon it by the EPA. Each state is also required to adopt and implement a permit program or other appropriate system to ensure that landfills within the state comply with the Subtitle D Regulations criteria. Wisconsin and various states into which the Company has entered, or may enter, have adopted regulations or programs as stringent as, or more stringent than, the Subtitle D Regulations. The Company believes that all of its present landfill operations are in compliance with current applicable state and federal Subtitle D Regulations in all material respects.

        The Federal Water Pollution Control Act of 1972, as amended ("Clean Water Act")

        Clean Water Act, establishes rules regulating the discharge of pollutants from a variety of sources, including solid waste disposal sites and transfer stations, into waters of the United States. If surface water run off from the Company's landfills or transfer stations is discharged into streams, rivers or other surface waters, the Clean Water Act would require the Company to apply for and obtain a discharge permit, conduct sampling and monitoring and, under certain circumstances, reduce the quantity of pollutants in such discharge. Also, virtually all landfills are required to comply with the EPA's storm water regulations issued in November 1990, which are designed to prevent possibly contaminated landfill storm water runoff from flowing into surface waters. The Company believes that its facilities are in compliance in all material respects with Clean Water Act requirements, particularly as they apply to treatment and discharge of storm water. The Company believes it has secured or has applied for all material required discharge permits under the Clean Water Act or comparable state-delegated programs. In those instances where the Company's applications for discharge permits are pending and a final discharge permit has not been issued, the Company believes it is in substantial compliance with the applicable substantive state standards in its market areas in administering the Clean Water Act.

        The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA")

        CERCLA establishes a regulatory and remedial program intended to provide for the investigation and cleanup of facilities from which there has been, or is threatened, a release of any hazardous substance into the environment. CERCLA's primary mechanism for remedying such problems is to impose strict, joint and several liability for cleanup of facilities on current owners and operators of the site, former owners and operators of the site at the time of the disposal of the hazardous substances, as well as the generators of the hazardous substances and the transporters who arranged for disposal or transportation of the hazardous substances. The costs of CERCLA investigation and cleanup can be very substantial. Liability under CERCLA does not depend upon the existence or disposal of "hazardous waste" as defined by RCRA, but can also be founded upon the existence of even very small amounts of the more than 700 "hazardous substances" listed by the EPA, many of which can be found in household waste. If the Company were to be found to be a responsible party for a CERCLA cleanup, the enforcing agency could hold the Company, or any other generator, transporter or the owner or operator of the facility, completely responsible for all investigative and remedial costs even if others may also be liable. CERCLA, however, provides a responsible party with the right to bring legal action against other responsible parties for their allocable share of investigative and remedial costs. The Company's ability to get others to reimburse it for their allocable share of such costs would be limited by the Company's ability to find other responsible parties and prove the extent of their responsibility and by the financial resources of such other parties. In addition, CERCLA authorizes the imposition of a lien in favor of the United States upon all real property subject to, or affected by, a remedial action for all costs for which a party is liable.

        CERCLA requires the EPA to establish a National Priorities List ("NPL") of sites at which hazardous substances have been or are threatened to be released into the environment and which require investigation or cleanup. As one of the sellers' conditions to the Company's March 1993 acquisition of the Superior Glacier Ridge landfill, Superior was required to accept the transfer of an adjacent closed landfill identified as a CERCLA site and listed on the NPL. The Company believes that it has not been identified as a potential responsible party at any other CERCLA landfill site.

        The Clean Air Act

        Through state implementation of federal requirements, the Clean Air Act provides for regulation of the emission of air pollutants from certain landfills based upon the date of the landfill construction, reconstruction or modification, and volume of emissions of regulated pollutants or capacity of the landfill. The EPA has issued new source performance standards regulating air emissions of methane and non-methane organic compounds from municipal solid waste landfills with certain capacity, constructed or reconstructed after May 1991. States are required to develop regulations for landfills that existed prior to that date and the regulations are in various stages of development in the states where the Company operates. The state regulations will require installation of pollution controls for pre-1991 landfills that emit over certain amounts of non-methane organic compounds. In addition to these requirements, landfills may be subject to more extensive pollution controls, emission limitations, and pre-construction permitting requirements, depending on the amount of air pollutants the landfill emits or has the potential to emit; these requirements are more stringent for landfills located in areas with air pollution problems. Some states may require a permit to install pollution controls at landfills, particularly gas extraction and flaring systems. EPA has also issued standards to regulate the disposal of asbestos-containing wastes. The landfill may be required to obtain a federal operating permit under Title V. Finally, future regulations under development by EPA for the control of emissions of hazardous air pollutants from landfills may apply; EPA plans to issue these rules in November 2000.

        The Occupational Safety and Health Act of 1970, as amended ("OSHA"). OSHA authorizes the Occupational Safety and Health Administration to promulgate occupational safety and health standards. Various of these promulgated standards, including standards for notices of hazards, safety in excavation and the handling of asbestos, may apply to the Company's operations. The Company has no direct involvement in asbestos removal or abatement projects. However, asbestos-containing waste materials are accepted at certain of the Company's landfills that are authorized to accept such materials, and some of the Company's collection operations receive asbestos-containing waste materials which have already been packaged and labeled. These packages are loaded onto the Company's vehicles by employees of the asbestos abatement contractors for transportation to and disposal at the Company's authorized landfills. Accordingly, OSHA regulations designed to minimize employees' exposure to airborne asbestos fibers and provide employees with proper training and protection generally apply to the Company's operations in the transportation and handling of the asbestos waste. The Company's employees are trained to respond appropriately in the event there is an accidental spill or release of the packaged asbestos-containing materials during transportation or landfill disposal.

        State and Local Regulations

        Each state in which the Company currently operates, or may operate in the future, has laws and regulations governing the generation, storage, treatment, handling, transportation and disposal of solid and hazardous waste, water and air pollution and, in most cases, the sitting, design, operation, maintenance, closure and post-closure maintenance of landfills and other solid and hazardous waste management facilities. In addition, many states have programs that require investigation and clean up of sites containing hazardous materials in a manner comparable to CERCLA. These statutes impose requirements for investigation and cleanup of contaminated sites and liability for costs and damages associated with such sites, and some provide for the imposition of liens on property owned by responsible parties. Furthermore, many municipalities also have ordinances, local laws and regulations affecting the Company's operations. These include zoning and health measures that limit solid waste management activities to specified facilities, laws that grant the right to establish franchises for collection services and then put out for bid the right to provide collection services and bans or other restrictions on the movement of solid wastes into a municipality.

        Certain permits and approvals may limit the types of waste that may be accepted at a landfill or the quantity of waste that may be accepted at a landfill during a given time period. In addition, certain permits and approvals, as well as certain state and local regulations, may limit a landfill to accepting waste that originates from specified geographic areas or seek to restrict the importation of out-of-state waste or otherwise discriminate against out-of-state waste. Generally, restrictions on the importation of out-of-state waste have not withstood judicial challenge. However, from time to time federal legislation is proposed which would allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that could be imported for disposal and would require states, under certain circumstances, to reduce the amounts of waste exported to other states. Although such legislation has not yet been passed by Congress, if this or similar legislation is enacted, states in which the Company operates landfills could act to limit or prohibit the importation of out-of-state waste. Such state actions could materially adversely affect landfills within those states that receive a significant portion of waste originating from out-of-state.

        In addition, certain states and localities may for economic or other reasons restrict the exportation of waste from their jurisdiction or require that a specified amount of waste be disposed of at facilities within their jurisdiction. In 1994, the United States Supreme Court held unconstitutional, and therefore invalid, a local ordinance that sought to impose flow controls on taking waste out of the locality. However, certain state and local jurisdictions continue to seek to enforce such restrictions and, in certain cases, the Company may elect not to challenge such restrictions based upon various considerations. In addition, the aforementioned proposed federal legislation would allow states and localities to impose certain flow control restrictions. These restrictions could result in the volume of waste going to landfills being reduced in certain areas, which may materially adversely affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. These restrictions may also result in higher disposal costs for the Company's collection operations. If the Company were unable to pass such higher costs through to its customers, the Company's business, financial condition and result of operations could be materially adversely affected.

        The permits or other land use approvals with respect to a landfill, as well as state or local laws and regulations, may (i) specify the quantity of waste that may be accepted at the landfill during a given time period; and/or (ii) specify the types of waste that may be accepted at the landfill. Once an operating permit for a landfill is obtained, it is generally necessary to renew the permit periodically.

        There has been an increasing trend at the state and local level to mandate and encourage waste reduction at the source and to provide waste recycling and limit or prohibit the disposal of certain types of solid wastes, such as yard wastes, in landfills. The enactment of regulations reducing the volume and types of wastes available for transport to and disposal in landfills has reduced the volume of waste disposed of by the Company's continuing customers. The Company has responded to these trends by increasing its emphasis on providing recycling services to its customers.

   Legal Proceedings

        In connection with an acquisition in March 1993, the Company was required to accept the transfer of an adjacent closed landfill that is listed on the National Priorities List ("NPL"). A remedial investigation performed by the PRPs (including the Company) has determined the scope and nature of the contamination at the site and the PRPs have submitted a feasibility study to the EPA and WDNR which describes the alternatives for remediating the associated groundwater contamination. The WDNR has formally approved the remedial alternative recommended by the PRPs which calls for the installation of two to four additional gas extractions wells (which would be connected to the existing gas extraction system at the site) and continued groundwater monitoring. As of December 31, 1997, the estimated one-time capital cost for the additional extraction wells was $107,000. Annual operating, maintenance and monitoring costs for the new extraction wells, the landfill cap, the existing gas extraction system and
   groundwater monitoring system are estimated at $90,000.   The operating
   duration of the proposed remediation is uncertain, but could be 30 years or longer. In December 1995, the Company entered into a settlement agreement with certain of the PRPs which allocated the costs of the remediation. Under the settlement agreement, two generator PRPs agreed to contribute a total of 42% of future costs for remedial action and the annual operating, maintenance and monitoring costs related to the site. Additional generator PRPs may join in the settlement agreement, which would further reduce the share of costs allocated to the Company and the former owners of the closed landfill. The seller has agreed to indemnify the Company up to $2.8 million for any site liabilities, including the annual costs of operating, maintaining and monitoring the closed landfill and any costs the Company may incur as a PRP. The Company has been paid $482,755 by the seller. The seller's remaining potential indemnification obligation was collateralized as of December 31, 1997 by $2,317,245 million held in escrow. The $2,317,245 million recoverable from the seller is included on the Company's balance sheet as part of "other assets". On August 15, 1997, an engineer selected by the seller determined that the reasonable present value of the cost of a likely remedial action plan for the closed landfill approximates $688,000. The Company and seller are in dispute regarding the cost of a likely remedial action plan. The seller has demanded arbitration and has filed a declaratory judgment action in state court. If the seller's position is accepted or upheld in the pending proceedings, the Company may be required to return to the seller substantially all or a substantial portion of the current amount held in escrow. This would result in a reduction of the Company's "other asset" and the related liability account on its balance sheet. Although the engineer's estimate of such potential costs was substantially less than the Company's current estimate, the Company believes its existing financial reserves, together with the amounts paid and remaining payable by the seller and the contribution obligations of the generator PRPs, are adequate to cover the currently anticipated remediation costs of such landfill. As is the case with all sites on the NPL, the performance of the selected remedy at the closed landfill will be subject to periodic review by the WDNR and the EPA. In the event the selected remedy does not perform adequately to meet applicable state and federal standards, additional remedial measures beyond those currently anticipated could be required by the WDNR and EPA. Implementation of any of such additional remedial measures may involve substantial additional costs beyond those currently anticipated.

        In connection with the formation of the Company in 1993 through the consolidation of three groups of independent waste services companies, certain potential environmental liabilities associated with the previously filled portion of the Superior Valley Meadows landfill were identified.
   At the time of the consolidation of these companies into the Company, a contingent liability escrow was established to cover the then estimated costs of remediation and monitoring with respect to these contingent liabilities. To indemnify the Company against up to $1,308,000 of these contingent liabilities, 130,800 shares of the Company's Common Stock otherwise issuable as part of the consolidation to the individual who was the principal shareholder of the prior owner of the site and who is now a director, executive officer and significant shareholder of the Company, were withheld from issuance. In order to preserve the Company's rights under this indemnification arrangement prior to the February 24, 1997 expiration date for advancing such types of indemnification claims, the Company formally notified the individual of the Company's claim against the withheld shares for the entire amount of the originally established liability escrow. The Company believes that the entire amount of such environmental liabilities will either be covered by the foregoing indemnification arrangement or otherwise is not expected to have a material adverse effect on the Company's results of operations or financial condition.

        The Company's 1993 federal income tax return is currently the subject of an Internal Revenue Service audit.

        The Company is also a party to various legal proceedings arising in the ordinary course of its businesses. The Company believes that the ultimate resolution of these other matters will not have a material adverse effect on the Company's financial condition or results of operations. In the normal course of its businesses, and as a result of the extensive government regulation of the solid waste services industry, the Company may periodically become subject to various judicial and administrative proceedings involving federal, state or local governmental agencies. In particular, landfill expansion permitting process is lengthy, difficult and expensive, and is often subject to substantial uncertainty and there can be no assurance that any such permits will be granted. From time to time the Company also may be subjected to actions brought by citizens groups in connection with the permitting or expansion of landfills, the permitting of transfer stations, or alleging violations of the permits pursuant to which the Company operates. The Company also may be subject to claims for personal injury or property damage arising out of accidents involving its vehicles or at its facilities.

        The Company carries a range of insurance, including a commercial general liability policy and a property damage policy. The Company maintains a limited environmental impairment liability policy on its landfills and transfer stations that provides coverage, on a "claims made" basis, against certain third party off-site environmental damage. There can be no assurance that the limited environmental impairment policy will remain in place or provide sufficient coverage for existing, but not yet known, third party, off-site environmental liabilities.

                                   MANAGEMENT

   Directors, Executive Officers and Key Employees

        The following table sets forth information, as of December 31, 1997, regarding the directors, executive officers and certain key employees of the Company:

        Name                Age        Company Position
   Joseph P. Tate  . . . .   54   Chairman and Director
   G. William Dietrich . .   52   President, Chief Executive Officer and
                                  Director
   George K. Farr  . . . .   39   Chief Financial Officer and Treasurer
   Gary Blacktopp  . . . .   50   Senior Vice President - Operations
   Peter J. Ruud . . . . .   44   Vice President - Administration and
                                  Corporate Secretary
   Scott S. Cramer . . . .   45   Vice President, General Counsel and
                                  Assistant Secretary
   Dale O. Nolder  . . . .   45   Vice President - Market Development
   B. Todd Watermolen  . .   38   Vice President - Director of Environmental
                                  Engineering and Chief Compliance Officer
   John H. King  . . . . .   41   Operating Vice President
   Mike Leannah  . . . . .   45   Operating Vice President
   Gary G. Edler . . . . .   51   Director
   Francis J. Podvin . . .   56   Director
   Donald Taylor . . . . .   70   Director
   Walter G. Winding . . .   56   Director
   Warner C. Frazier . . .   65   Director

        Joseph P. Tate is a co-founder of the Company. Mr. Tate has more than 30 years of experience in the solid waste services industry. In 1967, Mr. Tate founded the "Valley Group" of companies that was part of the original consolidation which created the Company in 1993 and, prior to the Company's formation was a shareholder, officer and director of each of these companies. Since the Company's formation, he has continued to serve in various executive capacities with certain of the Company's subsidiaries. From January 1993 until August 1994, Mr. Tate served as Chief Executive Officer of the Company. Mr. Tate has been a member of the Board of Directors since the Company's original incorporation in July 1992 and has been Chairman of the Board of the Company since January 1993.

        G. William Dietrich joined the Company in February 1994 as Vice President-Solid Waste and was promoted to President and Chief Operating Officer in September 1994, with management responsibility for all of the Company's operations. Mr. Dietrich was promoted to President and Chief Executive Officer in November 1995. Prior to his employment by the Company, Mr. Dietrich was employed for over two and one-half years by BFI, as a divisional vice president responsible for BFI's solid waste collection, transportation and disposal operations in Eastern and Northern Ontario. Prior thereto, Mr. Dietrich was a district manager for Laidlaw (a national solid waste company) for three years with principal responsibility for Laidlaw's solid waste operations in a substantial portion of the Northeastern United States. Mr. Dietrich has been a director of the Company since September 1994.

        George K. Farr joined the Company in February 1993 as Corporate Controller, with financial reporting responsibility for all of Superior's operating locations. In December 1994 he was promoted to Chief Financial Officer of the Company, with responsibility for the oversight of all of the Company's financial matters. Prior to joining the Company, he served as the Market Development Controller for Sanifill, Inc. (a solid waste service company), Houston, Texas, from February 1991 to July 1992, where he was responsible for supervising the financial due diligence process and subsequent integration of Sanifill's major acquisitions. Prior thereto, he held various financial management positions, including Executive Vice President-Finance and Administration, as BancPlus Savings Association (a savings and loan institution), Houston, Texas, for five years.

        Gary Blacktopp has more than 11 years of experience in the solid waste services industry. Mr. Blacktopp joined the Company in June 1994 in the dual role of General Manager of the Superior-Sheboygan solid waste collection and transfer operations and Vice President-Equipment/Maintenance. In November 1995, Mr. Blacktopp was promoted to the position of Operating Vice President-Lake Region, with responsibility for the Company's solid waste operations in Eastern and Southern Wisconsin and Northern Illinois. In May 1997, Mr. Blacktopp's area of responsibility was increased to include the Company's operations located in the Northwest Region, including Northwest Wisconsin, Minnesota and Iowa. The Lake Region and Northwest Region have been combined and are now known as the Midwest Region. In August 1997 Mr. Blacktopp was promoted to the position of Senior Vice President-Operations, with responsibility for all of the Company's operations. Prior to his employment by the Company, Mr. Blacktopp was employed for two and one-half years by BFI as Assistant District Manager of its Toronto, Canada District, overseeing operations, maintenance, three transfer stations and various recycling facilities. Prior thereto, Mr. Blacktopp was Regional Maintenance Manager for Laidlaw Waste Systems-Canada, a division of Laidlaw, for one year, and Maintenance Manager for Waste Management, Inc. in Toronto, Canada for seven years.

        Peter J. Ruud joined the Company in September 1993 as Vice President-General Counsel and Corporate Secretary. In November 1995, Mr. Ruud also assumed oversight responsibility for the Company's human resources and health and safety functions. In July 1997, Mr. Ruud became Vice President-Administration, with responsibility for human resources, health and safety, administration, special projects, public relations and governmental relations. Prior to joining the Company, Mr. Ruud was in private practice with the law firm of Davis & Kuelthau, S.C., Milwaukee, Wisconsin, since 1978, specializing in environmental and corporate law and regulatory compliance. Mr. Ruud also served as a member of the firm's managing Board of Directors. While a shareholder of Davis & Kuelthau, S.C., Mr. Ruud was actively involved in the formation of the Company.

        Scott S. Cramer joined the Company in July 1997 as Vice President-General Counsel, with responsibility for all of the Company's legal matters. Prior to joining the Company, Mr. Cramer served in various legal capacities for more than 13 years with BFI. Most recently Mr. Cramer was Senior Corporate Counsel to BFI. Mr. Cramer also was European Regional Counsel, Vice President and Director of Legal Affairs as well as Corporate Secretary for Browning-Ferris Industries Europe, Inc. in Utrecht, The Netherlands from July 1989 to January 1993. Prior to joining BFI, Mr. Cramer was counsel to Pennzoil Company (a major oil and gas concern) which followed his tenure in private practice.

        Dale O. Nolder has more than 12 years of experience in the solid waste services industry. Mr. Nolder was named Vice President-Market Development for Superior in November 1996 responsible for all external growth activities of the Company. Immediately prior to joining the Company, Mr. Nolder headed BFI's growth program in the Greater New York market with responsibility for all market development activity in his region, including acquisitions, municipal marketing, infrastructure development and marketplace planning. Prior thereto, he was the southern regional market development manager for BFI. Mr. Nolder also served in various financial and market development capacities with Chambers Development Company, Inc. from May 1985 to November 1993.

        B. Todd Watermolen joined the Company as Director of Environmental Engineering and was promoted to Chief Compliance Officer in 1994, with responsibility for environmental planning, management and compliance. Prior to his employment by the Company, Mr. Watermolen was employed for approximately three years as senior environmental engineer at Creative Resource Ventures, Ltd. (a solid waste landfill development company), Madison, Wisconsin. Prior thereto, he was employed by RMT, Inc. (an engineering consulting firm), Madison, Wisconsin, as a design Group Leader/Senior Project Engineer for four years.

        John H. King has more than 13 years of experience in the solid waste services industry. In June 1994, Mr. King joined the Company as Vice President-Operations and was promoted to the position of Operating Vice President-Special Services in September 1994, with responsibility for managing the Company's other integrated waste services group. In April 1997, Mr. King's area of responsibility was expanded to include solid waste operations in the Company's central region. Prior to his employment by the Company, Mr. King was employed for five years by Laidlaw as Director of Operations for its Ohio and Michigan regions, with responsibility for the management of Laidlaw's collection operations throughout that territory. For six years prior thereto, Mr. King served in various capacities with BFI.

        Mike Leannah has more than 11 years of experience in the solid waste services industry and 12 years in the transportation industry. Mr. Leannah joined the Company in June 1997 in the role of Operating Vice President, with responsibility for managing the Company's operations in its Southeast Region. Prior to his employment by the Company, Mr. Leannah was employed for 11 years by Waste Management, Inc. (a solid waste services company). During his 11 years with Waste Management, Inc., he served in various capacities, including State President, Georgia; Vice President Operations, Pennsylvania; Director of Solid Waste Operations, Italy; Director of Operations Training, Waste Management International, London, England; International Special Projects Manager, Stockholm, Sweden; Division President, Oklahoma and Division President, Washington. Prior to that, Mr. Leannah worked at numerous executive positions with McLean Trucking Company, a long haul motor carrier.

        Gary G. Edler is a co-founder of the Company and has more than 28 years of experience in the solid waste services industry. Mr. Edler joined the Company at the time of its formation as Vice President in charge of the Company's wastewater biosolids and nonhazardous liquid waste management operations. For 25 years prior to joining the Company, he served as President of the "E&K Group" of companies that was a part of the Company's formation. Mr. Edler has been a director of the Company since the Company's original incorporation in July 1992.

        Francis J. Podvin has been a principal in the law firm of Nash, Podvin, Tuchscherer, Huttenberg, Weymouth & Kryshak, S.C., Wisconsin Rapids, Wisconsin, since 1965, currently serving as its President, and specializes in business combinations, banking and corporate finance. Mr. Podvin has been a director of the Company since the Company's original incorporation in July 1992 and is a director of several privately held companies. Nash, Podvin, Tuchscherer, Huttenberg, Weymouth & Kryshak, S.C. has from time to time performed, and is expected to continue to perform, legal services for the Company.

        Donald Taylor has been a principal in Sullivan Associates (specialists in board of directors searches), Milwaukee, Wisconsin, since 1992. Mr. Taylor served as Managing Director of U.S.A. Anatar Investments, Ltd. (a venture capital firm) from 1989 to 1992, and prior thereto as Chairman and Chief Executive Officer of Rexnord, Inc. (a manufacturer of power transmission equipment), Milwaukee, Wisconsin. Mr. Taylor is a director of Johnson Controls, Inc., Banta Corporation and Harnischfeger Industries, Inc. Mr. Taylor has served as a member of the Board of Directors since the Company's March 1996 initial public offering.

        Walter G. Winding has been the owner and Chief Executive Officer of Winding and Company (business consultants for closely-held companies), Hartland, Wisconsin, since 1995. From January 1994 to January 1996 Mr. Winding was Senior Vice President of HM Graphics Inc. (commercial printing company), West Allis, Wisconsin. For six years prior thereto, Mr. Winding served as President and Chief Executive Officer of Schweiger Industries, Inc. (furniture manufacturer), Jefferson, Wisconsin, and prior thereto was Schweiger's Vice President-Administration for four years. Prior thereto, Mr. Winding served in various management positions with Jos. Schlitz Brewing Company, Milwaukee, Wisconsin. Mr. Winding currently serves on numerous boards of directors of privately-held companies. Mr. Winding has served as a member of the Board of Directors since the Company's March 1996 initial public offering.

        Warner C. Frazier has been the Chairman and Chief Executive Officer of Simplicity Manufacturing, Inc. (a manufacturer of lawn and garden power equipment), Port Washington, Wisconsin, since 1983, and also served as President of that firm from 1980 to 1996 and as Vice President of Marketing from 1976 to 1980. Prior thereto, Mr. Frazier served in various management positions with Allis-Chalmers, in Milwaukee, Wisconsin, Los Angeles, California, and Seattle, Washington. Mr. Frazier currently serves on the board of directors of Rexworks, Inc. and Northwestern Steel & Wire Co. and several privately-held companies. Mr. Frazier was elected to the Board of Directors at the Company's 1997 annual shareholders meeting.

   Employment and Noncompetition Agreements

        The Company has entered into employment agreements with Messrs. Dietrich, Farr and Ruud. The employment agreements provide for three-year terms which are renewable automatically for successive three-year terms, unless either party gives 30 days advance notice of nonrenewal. The Company may also terminate any of the employment agreements at any time for "cause" as defined in the executive officer's KEESA described below. See "Severance and Change in Control Arrangements." If the Company terminates the officer's employment other than for cause or the officer's death or disability or if the Company elects not to renew the officer's employment agreement, the officer is entitled to receive a severance payment equal to three years base salary plus an amount equal to the officer's annual bonus for the year preceding termination prorated to the time of termination.

        The Company has also entered into employment agreements with Messrs. Blacktopp and Cramer. The employment agreements provide for a two-year and one-year term, respectively, which are renewable automatically for successive two-year and one-year terms, respectively, unless either party gives 60 days advance notice of nonrenewal. The Company may also terminate either of the employment agreements at any time for "cause" as defined in the employment agreements. If the Company elects to terminate Messrs. Blacktopp's or Cramer's employment other than for cause or his death or disability such individual is entitled to receive a severance payment equal to the unpaid balance of the employee's base salary through the expiration of the initial term or the renewal term within which termination takes place, subject to the change of control provisions described below.

        If the employment of any of the above officers is terminated as a result of his death, his estate or representative is entitled to receive an amount equal to the officer's base salary for the month in which he dies. If the employment of any of the above officers is terminated as a result of his disability, the officer is entitled to receive his base salary for a period of 180 days after the Company notifies the officer of such termination, reduced by the amount of any disability benefits received under the Company's disability benefit plan.

        Mr. Dietrich is subject to a noncompetition agreement which prohibits him during the term of his employment and for one year thereafter from competing with the Company within 50 miles of any Company facility or from using or disclosing confidential information of the Company. Messrs. Ruud, Farr, Cramer and Blacktopp are also subject to noncompetition agreements substantially identical to Mr. Dietrich's, except that the noncompetition term extends for two years following the termination of their respective employment with the Company.

   Severance and Change in Control Arrangements

        The Company has Key Executive Employment and Severance Agreements ("KEESAs") with Messrs. Dietrich, Farr and Ruud which provide that, following a "change in control" of the Company (as defined in the KEESAs) such named Executive Officer will be employed for three years in the same position, performing equivalent duties, and at the same location as in effect immediately prior to the change of control.

        Under the terms of the KEESAs, the executive officer is entitled to receive compensation at the same rate in effect at the date of change in control (subject to increase by the Compensation Committee) during the officer's three-year employment period following the change in control and to be included in the Company's benefit plans available to employees of comparable status. If, during the employment period, the officer's employment is terminated by the Company, other than for "cause" (as defined in the KEESAs) or the officer's disability, or the officer's duties are changed substantially without his written consent and the officer terminates his employment as a result, the officer is entitled to receive a lump sum payment equal to three times the officer's average annual total compensation for the five years prior to the change in control (or, if employed for less than three years, three times the officer's highest amount of total annual compensation), plus the actuarially determined present value of the benefit accruals that would have been made through the end of the employment period under the Company's retirement plans applicable to the officer. Each of the KEESAs provide that the present value of the total amounts received by any officer thereunder will be limited so as not to constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code. The officer and his eligible dependents are also entitled to coverage under the Company's medical benefit plans through the end of the employment period. Each officer also has the right under the KEESAs to voluntarily terminate his employment with the Company for any reason whatsoever during the 90-day period commencing on and after the occurrence of a change in control and still be entitled to receive the lump sum termination payments and benefits described above.

        Under the terms of the employment agreements with Mr. Blacktopp and Mr. Cramer, if either officer is terminated due to a "change in control" (as defined in the employment agreements) the officer is entitled to receive a lump sum severance payment equal to two years or one year, respectively, of his base salary in effect on the effective date of the change in control.

                          DESCRIPTION OF CAPITAL STOCK

   General

        The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 500,000 shares of undesignated preferred stock, par value $.01 per share. All currently outstanding and newly issued shares of Common Stock include an attached Common Stock Purchase Right which trades with each such share of Common Stock.

   Common Stock

        As of April 30, 1998, there were 26,718,176 shares of Common Stock outstanding. Holders of Common Stock are entitled to one vote for each share of Common Stock held by them on all matters properly submitted to a vote of shareholders, subject to Section 180.1150 of the Wisconsin Business Corporation Law ("WBCL") described below. Shareholders have no cumulative voting rights, which means that the holders of shares entitled to exercise more than 50% of the voting power are able to elect all of the directors to be elected. The Company's Restated Articles of Incorporation ("Restated Articles") and Restated By-Laws provide that the Board of Directors are divided into three substantially equal classes, with staggered three-year terms. Subject to the prior rights of the holders of any class or series of preferred stock then outstanding, and any contractual restrictions on the payment of dividends, the Board of Directors may in its discretion declare and pay dividends on the Common Stock out of legally available earnings or assets of the Company. Subject to the prior rights of the holders of any class or series of preferred stock then outstanding, in the event the Company is liquidated, any amounts remaining after the discharge of all outstanding debt will be paid pro rata to the holders of Common Stock. The outstanding shares of Common Stock are, and the Common Stock to be issued pursuant to this Prospectus and any Prospectus Supplement will be, legally issued, fully paid and nonassessable, except for certain statutory liabilities which may be imposed by Section 180.0622(2)(b) of the WBCL for unpaid employee wages. Holders of Common Stock have no preemptive rights to acquire unissued shares of capital stock of the Company.

   Preferred Stock

        The Board of Directors is authorized to issue from time to time, without shareholder authorization, up to 500,000 shares of preferred stock in one or more designated series, with such voting, dividend, redemption, conversion and exchange provisions as are provided in the particular series. No dividends or other distributions are to be payable on the Common Stock unless dividends are paid in full on any then outstanding preferred stock and all sinking fund obligations for any then outstanding preferred stock, if any, are fully funded. In the event of a liquidation or dissolution of the Company, the outstanding shares of any then outstanding preferred stock would have priority over the Common Stock to receive the amount specified in each particular series out of the remaining assets of the Company. Any future issuance of preferred stock may have the effect of deferring, delaying or preventing a change in control of the Company, or decreasing the market price of the Common Stock, and may adversely affect the voting and other rights of the holders of Common Stock. As of April 30, 1998, no shares of preferred stock were outstanding.

   Common Stock Purchase Rights

        On February 21, 1997, the Board of Directors of the Company declared a dividend of one common share purchase right (a "Right") for each outstanding share of Common Stock. The dividend was paid on March 24, 1997 to the shareholders of record on March 10, 1997. The description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and LaSalle National Bank, as rights agent. The description of the Rights contained herein is qualified in its entirety by reference to the Rights Agreement set forth in the Form 8-A Registration Statement dated February 28, 1997.

        The Rights Agreement provides that, until the Distribution Date (defined as the earlier to occur of (i) the public announcement that a person or group of affiliated or associated persons (other than the Company, a subsidiary of the Company, an employee benefit plan of the company or a subsidiary, or certain existing shareholders) (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding shares of Common Stock (the "Shares Acquisition Date") or (ii) 10 business days following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group (other than the Company, a subsidiary of the Company, an employee benefit plan of the Company or a subsidiary, or certain existing shareholders) of 15% or more of such outstanding shares), the Rights will be transferred with and only with the shares. The Rights are not exercisable until the Distribution Date. Upon a Distribution Date, each Right entitles the registered holder to purchase from the Company one share at a price of $90.00 per share, subject to adjustment (the "Purchase Price").

        In the event that any person becomes an Acquiring Person (a "Flip-In Event"), each holder of a Right will thereafter generally have the right to receive upon exercise that number of shares of Common Stock having a market value of two times the then current Purchase Price.
   Notwithstanding any of the foregoing, following the occurrence of a Flip-In Event all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, or subsequently becomes beneficially owned by an Acquiring Person, related persons and transferees will be null and void.

        In the event that, at any time following the Shares Acquisition Date,
   (i) the Company is acquired in a merger or other business combination transaction or (ii) 50% or more of its consolidated assets or earnings power are sold (the events described in clauses (i) and (ii) are herein referred to as "Flip-Over Events"), proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current Purchase Price, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the then current Purchase Price.

        At any time after a person becomes an Acquiring Person and prior to the acquisition by any Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board of Directors of the Company may exchange the Rights (other than Rights owned by any Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share, per Right (subject to adjustment).

        At any time prior to a person becoming an Acquiring Person, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        Other than provisions relating to principal economic terms of the Rights, the terms of the Rights may be amended by the Board of Directors of the Company without the consent of the holders of the Rights, including an amendment to lower the threshold for exercisability of the Rights from 15% to not less than 10%, with appropriate exceptions for any person then beneficially owning a percentage of the number of shares of Common Stock then outstanding equal to or in excess of the new threshold, except that from and after the Distribution Date no such amendment may adversely affect the interests of the holders of the Rights. The Board of Directors of the Company may also amend the Rights Agreement to exclude certain potential acquirors proposing to acquire the Company in a transaction that the Board of Directors deems to be in the best interests of the Company, its shareholders and other constituencies of the Company.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

   Certain Statutory and Other Provisions

        Statutory Provisions

        Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as the Company, held by any person or persons acting as a group in excess of 20% of the voting power in the election of directors is limited to 10% of the full voting power of those shares. This statutory voting restriction does not apply to shares acquired directly from the Company or shares for which full voting power has been restored pursuant to a vote of shareholders.

        Sections 180.1140 to 180.1144 of the WBCL (the "Wisconsin Business Combination Statute") regulate a broad range of "business combinations" between a Wisconsin corporation and an "interested stockholder." The Wisconsin Business Combination Statute defines a "business combination" to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation, and certain other transactions involving an "interested stockholder." An "interested stockholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested stockholder for a period of three years following the date such person becomes an interested stockholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested stockholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if (i) the board of directors approved the acquisition of the stock prior to the acquisition date; (ii) the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested stockholder; or (iii) the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount. The Restated Articles include a provision substantially identical to the Wisconsin Business Combination Statute.

        Sections 180.1130 to 180.1133 of the WBCL provide that certain "business combinations" not meeting specified adequacy-of-price standards must be approved by a vote of at least 80% of the votes entitled to be cast by all shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined to include, subject to certain exceptions, a merger or consolidation of the corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the assets of the corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the corporation.

        Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to (i) acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares or (ii) sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have this provision apply to the corporation. The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of the Company with the goal of seeking to have the Company repurchase such shares at a premium over the market price.

        Restated Articles of Incorporation and Restated By-Laws of the
   Company

        The Restated Articles and Restated By-Laws of the Company divide the Board of Directors of the Company into three substantially equal classes with staggered terms. The Restated Articles provide that any vacancies on the Board of Directors may be filled only by the affirmative vote of the "requisite number" of directors then in office, even if less than a quorum exists. Any director so elected will serve until the next election of the class for which such director is chosen and until his or her successor is duly elected. The "requisite number" of directors is defined in the Restated Articles to constitute two-thirds of the then serving directors.

        The Restated Articles incorporate the provisions of the Wisconsin Business Combination Statute and require that, for the Wisconsin Business Combination Statute provisions not to apply, the Board of Directors must approve a business combination with an "interested stockholder" before the stock acquisition date. The affirmative vote of at least 66 % of the voting power of shares entitled to vote is required to amend, repeal or adopt any provision inconsistent with the Wisconsin Business Combination Statute provisions contained in the Restated Articles.

        In addition, the Restated By-Laws of the Company establish a procedure which must be satisfied by shareholders seeking to call a special meeting of shareholders. This procedure involves notice to the Company, the receipt by the Company of a written demand for a special meeting from holders of 10% or more of the issued and outstanding shares of Common Stock, a review of the validity of any such demand by an independent inspector appointed by the Company and the fixing of the record and meeting dates by the Board of Directors. In addition, shareholders demanding such a special meeting must deliver to the Company a written agreement to pay the costs incurred by the Company in holding a special meeting, including the costs of preparing and mailing the notice of meeting and the proxy materials for the solicitation by the Company of proxies for use at such meeting, in the event such shareholder are unsuccessful in their proxy solicitation. The Restated By-Laws also contain strict time deadlines and procedures applicable to shareholders seeking to nominate a person for election as a director or to otherwise bring business before a meeting. A shareholder may nominate a person for election to the Board of Directors of the Company at an annual meeting or bring other business before an annual meeting only by giving notice to the Secretary of the Company not less than 60 days nor more than 90 days prior to the second Tuesday in the month of May and such notice must also be received not earlier than the 90th day prior to the date of such annual meeting and not later than the close of business or the later of (i) the 60th day prior to such annual meeting and (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. In order to nominate a person for election to the Board of Directors at a special meeting of shareholders, a shareholder must deliver written notice to the Secretary of the Company not more than 90 days prior to the special meeting and not later than the close of business on the later of (i) the sixtieth day prior to such special meeting or (ii) the tenth day following the date on which a public announcement is first made of such special meeting and of the nominees proposed by the Board of Directors to be elected at the meeting.

                OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS

        This Prospectus, as appropriately amended or supplemented, may be used from time to time by persons who have received shares of Common Stock covered by the Registration Statement in acquisitions of businesses or properties by the Company, or their transferees, and who wish to offer and sell such shares (such persons are herein referred to as the "Selling Shareholder" or "Selling Shareholders") in transactions in which they and any broker-dealer through whom such shares are sold may be deemed to be underwriters within the meaning of the Act.

        The Company will receive none of the proceeds from any such sales. Any commissions paid or concessions allowed to any broker-dealer and, if any broker-dealer purchases such shares as principal, any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Act. Printing, certain legal, filing and other similar expenses of this offering will be paid by the Company. Selling Shareholders will bear all other expenses of this offering, including any brokerage fees, underwriting discounts or commissions.

        Upon the Company's being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution, a supplemental Prospectus will be filed, pursuant to Rule 424 under the Act, setting forth (i) the name of such Selling Shareholder and of the participating broker-dealer(s);
   (ii) the number of shares involved; (iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this Prospectus; and (vi) other facts material to the transaction.

        Selling Shareholders may sell the shares being offered hereby from time to time in transactions on Nasdaq or on a securities exchange on which the Company's Common Stock may then be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Selling Shareholders may sell some or all of the shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from Selling Shareholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Participating broker-dealers may agree with Selling Shareholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for Selling Shareholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to Selling Shareholders.

        In addition or alternatively, shares may be sold by Selling Shareholders and/or by or through other broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of Nasdaq or on a securities exchange on which the Company's Common Stock may then be listed, and in connection therewith, commissions in excess of the customary commission prescribed by the rules of such securities exchange may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. Broker-dealers who acquire shares as principal thereafter may resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described in the preceding two sentences) on Nasdaq or on a securities exchange on which the Company's Common Stock may be listed, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices and, in connection with such resales, may pay to or receive commissions from the purchasers of such shares.

        Each Selling Shareholder may indemnify any broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Act.

                             VALIDITY OF SECURITIES

        The legality of the Common Stock issuable hereunder by the Company will be passed upon for the Company by Foley & Lardner, Milwaukee, Wisconsin.

                                     EXPERTS

        The consolidated financial statements of the Company appearing in the Company's Annual Report on Form 10-K for its year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              FINANCIAL STATEMENTS

        The consolidated financial statements of the Company at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, are incorporated by reference in this Prospectus and in the Registration Statement from the Company's Annual Report on Form 10-K for its year ended December 31, 1997. Quarterly interim period financial statements and year-end financial statements filed with the Commission subsequent to December 31, 1997 are incorporated by reference herein to the Company's filed Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

                              AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission ("Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copies at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Plaza, Washington, D.C. 20549. In addition, such reports and proxy statements can be inspected at the offices of the Nasdaq National Market, 1735 K Street, Washington, D.C. 20006.

        In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov.

        The Company has filed with the Commission a Registration Statement on Form S-4, amended by a combined new Registration Statement which also constitutes a post-effective amendment to the original Registration Statement. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Common Stock (and Rights).

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

        A.   Annual Report on Form 10-K for the year ended December 31, 1997.

        All other reports filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents.

        Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement relating to the shares of Common Stock offered hereby modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        The Company will furnish without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the request of such person, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Superior Services, Inc., 10150 West National Avenue, Suite 350, West Allis, Wisconsin 53227, Attention: Investor and Public Relations Manager, telephone number 414/328-2800.

   No person has been authorized to give information or make any representation not contained or incorporated by reference in this Prospectus in connection with the offer made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company, any Selling Shareholders, or any underwriter, agent or dealer. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

   TABLE OF CONTENTS
                                                                        Page


   PROSPECTUS SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . 2

   RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

   PRICE RANGE OF COMMON STOCK . . . . . . . . . . . . . . . . . . . . .  12

   DIVIDEND POLICY . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
   SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA  . . . . . . . . .  13

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
     AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . .  15

   BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24

   MANAGEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

   DESCRIPTION OF CAPITAL STOCK  . . . . . . . . . . . . . . . . . . . .  52

   OUTSTANDING SECURITIES COVERED BY THIS PROSPECTUS . . . . . . . . . .  57

   VALIDITY OF SECURITIES  . . . . . . . . . . . . . . . . . . . . . . .  58

   EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58

   FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . . .  58

   AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .  58

   INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . . . . . 59

   5,000,000 SHARES

   COMMON STOCK

   ___________________

   PROSPECTUS
   ___________________

   May 7, 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

   Item 20.  Indemnification of Directors and Officers.

        Pursuant to the Wisconsin Business Corporation Law and the Company's Restated By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding; and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of the criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The Wisconsin Business Corporation Law specifically states that it is the public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the Wisconsin Business Corporation Law, directors of the Company are not subject to personal liability to the Company, its shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

        Expenses for the defense of any action for which indemnification may be available are required to be advanced by the Company under certain circumstances.

        The Company also maintains director and officer liability insurance against certain claims and liabilities which may be made against the Company's former, current or future directors or officers.

        The indemnification provided by the Wisconsin Business Corporation Law and the Company's Restated By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

   Item 21.  Exhibits and Financial Statement Schedules

        (a)  Exhibits.  The exhibits filed herewith are as specified on the
   Exhibit Index included herein.

        (b)  Financial Statement Schedule.  Incorporated by reference to
   Schedule II filed with the Company's Form 10-K, for the year ended December 31, 1997.


   Item 22.  Undertakings

        (A) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed by the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (B)  The undersigned registration hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events
             arising after the effective date of the registration statement for the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (C) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (D) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (E) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to this registration statement would be exempt from registration (but for the possibility of integration) and which have an immaterial effect on the registrant.

        (F) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (G) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Allis, and State of Wisconsin, on this 7th day of May, 1998.

                                                SUPERIOR SERVICES, INC.


                                                By:   /s/ George K. Farr
                                                     George K. Farr
                                                     Chief Financial Officer


        Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below as of May 7, 1998 by the following persons in the capacities indicated.

              *                     *           /s/ George K. Farr
    Joseph P. Tate        G. William Dietrich  George K. Farr
    Chairman of the       President, Chief     Chief Financial
    Board and Director    Executive Officer    Officer (Principal
                          and Director         Financial and
                          (Principal Executive Accounting Officer)
                           Officer)

              *                     *                         *
    Gary G. Edler         Walter G. Winding    Francis J. Podvin
    Vice President and    Director             Director
    Director

              *                     *
    Warner C. Frazier     Donald Taylor
    Director              Director


     /s/ George K. Farr
    George K. Farr
    Attorney-in-Fact

                             SUPERIOR SERVICES, INC.

                                  EXHIBIT INDEX

      Exhibit
        No.                        Exhibit Description
        3.0 Restated Articles of Incorporation. [Incorporated by reference to Exhibit 3.0 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        3.1     Restated  By-Laws.  [Incorporated  by reference to
                Exhibit 3.1 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.0 Amended and Restated Revolving Credit Agreement, dated as of March 26, 1997, between the Company and its subsidiaries, and The First National Bank of Boston, LaSalle National Bank and Bank One, Wisconsin, and Bank of America, Illinois. [Incorporated by reference to
                Exhibit 4.5 filed with the Company's Form 10-Q for the period ended March 31, 1997, dated January 9, 1996, as amended.]

        4.1 First Amendment to Revolving Credit Agreement, dated as of June 24, 1994 between the Company and The First National Bank of Boston, LaSalle National Bank and Bank One, Texas, National Association. [Incorporated by reference to Exhibit 4.1 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.2 Second Amendment to Revolving Credit Agreement, dated as of August 28, 1995, between the Company and the First National Bank of Boston, LaSalle National Bank and Bank One, Texas, National Association. [Incorporated by reference to Exhibit 4.2 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.3 Third Amendment to Revolving Credit Agreement, dated as of December 29, 1995, between the Company and the First National Bank of Boston, LaSalle National Bank and Bank One, Texas, National Association. [Incorporated by reference to Exhibit 4.3 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.4 Amended and Restated Revolving Credit Agreement among the Company, First National Bank of Boston, Bank One Wisconsin, Bank of America Illinois, including First National Bank of Boston as agent dated March 26, 1997. [Incorporated by reference to Exhibit 4.5 filed with the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.]

        4.5 First Amendment to the Revolving Credit Agreement, dated as of April 21, 1997, between the Company Amended and Restated, and The First National Bank of Boston, LaSalle National Bank and Bank One and its subsidiaries. [Incorporated by reference to Exhibit
                4.2 of the Company's Form 10-K, for the year ended December 31, 1997.]

        4.6 Second Amendment to the Amended and Restated Revolving Credit Agreement, dated as of May 30, 1997, between the Company and The First National Bank of Boston, LaSalle National Bank and Bank One Wisconsin. [Incorporated by reference to Exhibit 4.3 of the Company's Form 10-K for the year ended December 31, 1997.]

        4.7 Form of Certificate for Common Stock. [Incorporated by reference to Exhibit 4.4 to Amendment No. 1 to the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

        4.8 Rights Agreement dated February 21, 1997 between the Company and LaSalle National Bank, Chicago, Illinois. [Incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, dated February 28, 1997.]

        5.0 Opinion of Foley & Lardner regarding the validity of Common Stock and associated Common Stock Purchase Rights issuable by the Company under this Registration Statement. [Previously filed with this Registration Statement.]

       10.0 Stock Option Agreement, dated as of February 25, 1993 and as amended as of May 5, 1995 and August 15, 1995, and November 29, 1995 between George K. Farr and the Company. [Incorporated by reference to Exhibit 10.1 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.1 Stock Option Agreement, dated as of February 14, 1995 and as amended as of May 16, 1995, August 15, 1995 and November 29, 1995 between G. William Dietrich and the Company. [Incorporated by reference to Exhibit 10.2 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.2 Amendment to Restated Option Agreement dated November 26, 1996 between G. William Dietrich and the Company. [Incorporated by reference to Exhibit 10.2 filed with the Company's Form 10-K, for the year ended December 31, 1996.]

       10.3 Employment Agreement, dated as of September 1, 1993, and as amended August 15, 1995 between Peter J. Ruud and the Company. [Incorporated by reference to
                Exhibit 10.3 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.4 Noncompetition Agreement, dated February 14, 1995, between G. William Dietrich and the Company. [Incorporated by reference to Exhibit 10.4 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.5 Key Executive Employment and Severance Agreement, dated August 15, 1995, between G. William Dietrich and the Company. [Incorporated by reference to Exhibit 10.5 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.6 Key Executive Employment and Severance Agreement, dated August 15, 1995, between George K. Farr and the Company. [Incorporated by reference to Exhibit 10.6 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.7 Key Executive Employment and Severance Agreement, dated August 15, 1995, between Peter J. Ruud and the Company. [Incorporated by reference to Exhibit 10.7 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.8 1993 Incentive Stock Option Plan. [Incorporated by reference to Exhibit 10.8 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.9 Form of Stock Option Agreement under 1993 Incentive Stock Option Plan. [Incorporated by reference to
                Exhibit 10.9 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.10 1996 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.10 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.11 Form of Non-Employee Director Non-Qualified Stock Option Agreement under 1996 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.11 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.12 Form of Key Employee Non-Qualified Stock Option Agreement under 1996 Equity Incentive Plan.
                [Incorporated by reference to Exhibit 10.12 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.13 Form of Key Employee Incentive Stock Option Agreement under 1996 Equity Incentive Plan. [Incorporated by reference to Exhibit 10.13 filed with the Company's Form S-1 Registration Statement No. 333-240, dated January 9, 1996, as amended.]

       10.14 Employment Agreement between the Company and Scott S. Cramer dated as of July 1, 1997. [Incorporated by reference to Exhibit 10.14 filed with the Company's Form 10-K for the year ended December 31, 1997.]

       10.15 Employment Agreement between the Company and Gary Blacktopp dated as of January 1, 1997, and amended as of August 26, 1997. [Incorporated by reference to
                Exhibit 10.15 filed with the Company's Form 10-K, for the year ended December 31, 1997.]

       10.16 Form of Amendment of Key Executive Employment and Severance Agreements entered into by each of G. William Dietrich, George K. Farr, and Peter J. Ruud. [Incorporated by reference to Exhibit 10.16 filed with the Company's Form 10-K for the year ended December 31, 1997.]

        21      List  of  subsidiaries as  of December  31, 1997.
                [Incorporated by reference to Exhibit 21 filed with the Company's Form 10-K for the year ended December 31, 1997.]

       23.1     Consent of Foley & Lardner (included in Exhibit 5).

       23.2     Consent of Ernst & Young LLP.

        24 Power of Attorney relating to subsequent amendments (included on the signature page of the Registration Statement as originally filed).